Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

among

ARVEST BANK,

ARVEST ACQUISITION SUB, INC.,

BEAR STATE FINANCIAL, INC.,

and

BEAR STATE BANK

Dated as of August 22, 2017

AGREEMENT AND PLAN OF REORGANIZATION

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

1.1	Definitions	1
1.2	Other Terms	9
1.3	Other Definitional Provisions	9

ARTICLE II THE MERGER		9

2.1	Effective Time of Merger	9
2.2	Closing	10
2.3	Effects of the Merger	10
2.4	Articles of Incorporation and Bylaws	10
2.5	Directors and Officers	10
2.6	Registered Office/Agent	10
2.7	Deliveries at Closing	10
2.8	Dissolution or Merger of Bear State	12
2.9	Bank Merger	12

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK; SURRENDER OF CERTIFICATES		12

3.1	Effect on Capital Stock	12
3.2	Cancellation of Options, Warrants and RSUs	13
3.3	Exchange of Certificates and Payment	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BEAR STATE		16

4.1	Capital Structure of Bear State and the Bank; Ownership of Bank Common Stock	16
4.2	Organization, Standing and Authority of Bear State and the Bank	17
4.3	Subsidiaries	18
4.4	Authorized and Effective Agreement; Consents and Approvals	18
4.5	Regulatory Reports and Agreements	19
4.6	Financial Statements	20
4.7	Absence of Certain Changes or Events	20
4.8	Environmental Matters	22
4.9	Tax Matters	23
4.10	Legal Proceedings	24
4.11	Compliance with Laws	25
4.12	Labor Matters; Employee Matters and ERISA	26
4.13	Certain Contracts	28
4.14	Brokers and Finders	29
4.15	Insurance	29
4.16	Properties	30
4.17	Transactions with Affiliates	30

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4.18	Loans and Allowance	31
4.19	Intellectual Property	32
4.20	Bear State Information	32
4.21	Anti-Money Laundering	32
4.22	Information Security	32
4.23	Risk Management Instruments	33
4.24	SEC Filings	33
4.25	Risky Customers	34
4.26	Bear State Indebtedness	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ARVEST		34

5.1	Organization, Standing and Authority	34
5.2	Authorized and Effective Agreement; Consents and Approvals	35
5.3	Legal Proceedings	36
5.4	Consents and Approvals	36
5.5	Arvest Information	36
5.6	Brokers and Finders	37
5.7	Regulatory Capital and Condition	37
5.8	Financing	37

ARTICLE VI COVENANTS RELATING TO THE CONDUCT OF BUSINESS		37

6.1	Commercially Reasonable Efforts	37
6.2	Consents	38
6.3	Investigation and Confidentiality	38
6.4	Business of Bear State and the Bank	39
6.5	Branch Dispositions	43

ARTICLE VII ADDITIONAL COVENANTS		43

7.1	Regulatory Applications and Information	43
7.2	Shareholder Approval	43
7.3	Approval of Bank Merger Agreement	44
7.4	No Solicitation	45
7.5	Indemnification; Insurance	46
7.6	Press Releases	47
7.7	Current Information	47
7.8	Disclosure Supplements	48
7.9	Conforming Accounting Adjustments	48
7.10	Employee Plan Termination	48
7.11	Failure to Fulfill Conditions	48

ARTICLE VIII CONDITIONS PRECEDENT		49

8.1	Conditions Precedent – All Parties	49
8.2	Conditions Precedent – Bear State and the Bank	49
8.3	Conditions Precedent – Arvest and Acquisition	50

ARTICLE IX TERMINATION, WAIVER AND AMENDMENT		51

9.1	Termination	51

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9.2	Effect of Termination	53
9.3	Survival of Representations, Warranties and Covenants	54
9.4	Waiver	54
9.5	Amendment or Supplement	54

ARTICLE X MISCELLANEOUS		54

10.1	Expenses	54
10.2	Entire Agreement	54
10.3	Assignment; Successors; Third-Party Beneficiaries	55
10.4	Specific Performance; Remedies Not Exclusive	55
10.5	Attorneys’ Fees	55
10.6	Notices	55
10.7	Severability	56
10.8	Counterparts; Electronic Transmission	56
10.9	Alternative Structure	57
10.10	Governing Law	57
10.11	Jurisdiction	57
10.12	Waiver of Jury Trial	57
10.13	Further Assurances	58

Exhibit A     Form of Bank Merger Agreement

Exhibit B     Form of Articles of Merger

Exhibit C     Form of Restrictive Covenant Agreement

Exhibit D     Form of Shareholder Voting Agreement

Exhibit E     Agreement to Restrict Use of Name

iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of August 22, 2017, by and among Arvest Bank, an Arkansas banking corporation (“Arvest”), Arvest Acquisition Sub, Inc., an Arkansas corporation and a wholly-owned subsidiary of Arvest (“Acquisition”), Bear State Financial, Inc., an Arkansas corporation (“Bear State”), and Bear State Bank, an Arkansas banking corporation and a wholly-owned subsidiary of Bear State (the “Bank”).

R E C I T A L S:

WHEREAS, the Boards of Directors of Arvest, Acquisition, Bear State and the Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for herein in which Acquisition would merge with and into Bear State (the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Arvest’s willingness to enter into this Agreement, certain shareholders of Bear State are concurrently entering into a Shareholder Voting Agreement (as defined below) with Arvest pursuant to which each such shareholder will agree to vote his, her or its shares of Bear State Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby; and

WHEREAS, immediately following the Merger, Arvest intends to cause (a) Bear State to liquidate and distribute all of the remaining assets of Bear State to Arvest or to merge into Arvest pursuant to Section 2.8, and (b) the Bank to merge (the “Bank Merger”) with and into Arvest, which actions shall happen sequentially in the order specified herein; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“ABCA” shall mean the Arkansas Business Corporation Act, as amended.

“ABGI” shall mean the Arvest Bank Group, Inc., an Arkansas corporation.

“Acquisition” shall have the meaning set forth in the Preamble.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Bear State and its Subsidiaries or 15% or more of any class of equity or voting securities of Bear State or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Bear State or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Bear State or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State.

“Advisors” shall mean attorneys, accountants, investment bankers, financial consultants and other advisors and agents.

“Affiliates” shall have the meaning set forth in Section 4.17.

“Agreement” shall mean this Agreement and Plan of Reorganization, as amended, supplemented or otherwise modified.

“Allowance” shall mean the allowance for loan and lease losses of the Bank.

“Articles of Merger” shall mean Articles of Merger substantially in the form attached hereto as Exhibit B.

“Arvest” shall have the meaning set forth in the Preamble.

“Arvest Disclosure Schedule” shall mean the written disclosure schedule prepared by Arvest in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article V of this Agreement).

“ASBD” shall mean the Arkansas State Bank Department.

“Audit” shall have the meaning set forth in Section 4.9(a).

“Bank” shall have the meaning set forth in the Preamble; provided, references to the Bank shall be deemed to include any direct or indirect Subsidiary of the Bank, unless the context otherwise requires.

“Bank Common Stock” shall mean the common stock, par value $0.01 per share, of the Bank.

“Bank Financial Statements” shall mean the following Consolidated Reports of Condition and Income of the Bank: (i) the Consolidated Report of Income for the period January 1, 2014 through December 31, 2014, together with the related schedules thereto, (ii) the Consolidated Report of Condition, dated December 31, 2014, together with the related schedules thereto, (iii) the Consolidated Report of Income for the period January 1, 2015 through December 31, 2015, together with the related schedules thereto, (iv) the Consolidated Report of Condition, dated December 31, 2015, together with the related schedules thereto, (v) the Consolidated Report of Income for the period January 1, 2016 through December 31, 2016, together with the related schedules thereto, (vi) the Consolidated Report of Condition dated December 31, 2016, together with the related schedules thereto, (vii) the Consolidated Report of Income for the six-month period beginning January 1, 2017 through June 30, 2017, together with the related schedules thereto, and (viii) the Consolidated Report of Condition, dated June 30, 2017, together with the related schedules thereto.

“Bank Merger” shall have the meaning given in the recitals to this Agreement.

“Bank Merger Agreement” shall mean the Bank Merger Agreement by and between Arvest and the Bank, substantially in the form attached hereto as Exhibit A.

“Bank Regulator” shall mean any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or other Governmental Entity having supervisory or regulatory authority with respect to Bear State or the Bank.

“Bear State” shall have the meaning set forth in the Preamble to this Agreement.

“Bear State Audited Financial Statements” shall mean (i) the audited consolidated statements of financial condition of Bear State as of December 31, 2014, 2015 and 2016 (including the related notes thereto and schedules, if any); (ii) the related audited consolidated statements of income, stockholders equity, and cash flows (including the related notes thereto) of Bear State for each of the years ended December 31, 2014, 2015 and 2016; and (iii) the Independent Auditor’s Reports thereon.

“Bear State Certificates” shall have the meaning set forth in Section 3.3(a).

“Bear State Common Stock” shall mean the common stock, par value $0.01 per share, of Bear State.

“Bear State Disclosure Schedule” shall mean the written disclosure schedule prepared by Bear State in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article IV of this Agreement).

“Bear State Financial Statements” shall mean, collectively, the Bear State Audited Financial Statements and the Bear State Interim Financial Statements.

“Bear State Interim Financial Statements” shall mean (i) the unaudited condensed consolidated statement of financial condition of Bear State as of June 30, 2017 (including the related notes thereto), and (ii) the related unaudited condensed consolidated statements of income and stockholder’s equity for the three months ended, and consolidated statements of cash flows for the six months ended, June 30, 2017 (including the related notes thereto).

“Bear State Recommendation” shall have the meaning set forth in Section 7.2(b).

“Bear State Shareholder(s)” shall mean those shareholder(s) of Bear State who own Bear State Common Stock as of the Effective Time.

“Bear State Shareholders Meeting” shall have the meaning given in Section 4.20.

“Burdensome Condition” means any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by Arvest or any of its Subsidiaries of all or any material portion of the business or assets of Bear State or the Bank, or compel Arvest or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Bear State, the Bank (or of Arvest in lieu thereof); provided, however, that any regulatory approval that is conditioned upon, or any requirement by any Bank Regulator that, Arvest or any of its Subsidiaries divest or dispose of any of the branches, business, assets or deposits of Bear State, the Bank (or of Arvest in lieu thereof) situated in Benton County, Arkansas or Washington County, Arkansas shall not in and of itself constitute a Burdensome Condition but shall be taken into account in determining whether the aggregate effect of all prohibitions, limitations or other requirements would constitute a Burdensome Condition. Notwithstanding, the request of any Bank Regulator to dispose of a branch or a substantial portion of the business, assets, deposits or liabilities of Bear State, the Bank (or of Arvest in lieu thereof) situated, managed or assigned in Boone County, Arkansas shall in and of itself constitute a Burdensome Condition.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Bentonville, Arkansas are authorized or required by Law to close.

“Capital Expenditure” means an expenditure made, directly or indirectly, by Bear State or the Bank for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of Bear State or the Bank or that have a useful life of more than one year.

“Change in the Bear State Recommendation” shall have the meaning set forth in Section 7.2(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date of the Closing.

“Closing Financial Certificate” shall have the meaning set forth in Section 2.7(a)(iii).

“COBRA” shall have the meaning set forth in Section 4.12(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement by and between ABGI and Bear State executed by the parties on June 26, 2017.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(d).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Plans” shall have the meaning set forth in Section 4.12(b).

“Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any materials of environmental concern.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of materials of environmental concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“Financial Statements” shall mean the Bear State Financial Statements and the Bank Financial Statements, individually or collectively, as the context requires.

“Financing” shall have the meaning set forth in Section 5.8.

“FRB” shall mean, as applicable, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank having jurisdiction and acting pursuant to delegated authority.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, local or other court, administrative agency or commission or other governmental authority or instrumentality, including, without limitation, any Bank Regulator.

“Indemnified Parties” shall have the meaning set forth in Section 7.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.5(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications thereof, technology rights and licenses, computer software and programs (including, without limitation, any and all object code, source code, firmware, program and/or programming tools), trade secrets, franchises, know-how, inventions and other Intellectual Property rights.

“Knowledge of Arvest” or “Knowledge” when used in the context of Arvest, shall mean information that is actually known, or reasonably should have been known, to Kevin Sabin, J. Robert Kelly and Karla Payne.

“Knowledge of Bear State” or “Knowledge” when used in the context of Bear State or the Bank, shall mean information that is actually known, or reasonably should have been known, to Richard Massey, Matt Machen, Sherri Billings, Donna Merriweather, Yurik Paroubek, Tom Fritsche, Chad Rawls, Paul Lowe or Shelly Loftin.

“Law” shall mean any federal or state constitution, statute, regulation, rule, judgment, order, injunction, decree, arbitration award, agency requirement or common law applicable to a Person, and in the case of rules and regulations of the Securities and Exchange Commission, any staff guidance interpreting such rules and regulations.

“Material Adverse Effect” shall mean, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the assets, business, results of operations, financial condition, or liabilities (whether accrued, contingent or otherwise) of such party and its Subsidiaries, taken as a whole, or (b) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Arkansas, including changes in prevailing interest rates, credit availability and liquidity, and currency exchange rates; (v) changes in the trading price or trading volume of Bear State Common Stock; (vi) changes in the trading price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (vii) general changes in the credit markets or general downgrades in the credit markets; (viii) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (ix) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (x) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of a party, including the effects on the employees and customers of a party resulting from the public announcement of the Merger; and (xi) any condition, prohibition, limitation or other requirement imposed by a Bank Regulator on the transactions contemplated hereby that does not constitute a Burdensome Condition; provided, that with respect to clauses (i), (ii) and (iv), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions of a similar size in the industry in which such party operates.

“Material Contract” has the meaning set forth in Section 4.13.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall mean the aggregate Per Share Merger Consideration payable to a holder of Bear State Common Stock pursuant to the terms of this Agreement.

“Option Holder” shall have the meaning set forth in Section 4.1(b).

“OREO” shall mean other real estate owned.

“Paying Agent” shall have the meaning set forth in Section 3.3(a).

“Per Share Merger Consideration” shall mean $10.28.

“Permits” shall have the meaning set forth in Section 4.11(a).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, “group” (as that term is defined under the Securities Exchange Act of 1934) or other entity.

“Plan of Liquidation” shall mean that certain Plan of Complete Liquidation and Dissolution of Bear State which shall be approved by Arvest immediately following the Merger.

“Premium Cap” shall have the meaning set forth in Section 7.5(c).

“Proxy Materials” shall have the meaning given in Section 4.20.

“RAP” shall have the meaning given in Section 4.6(b).

“Restrictive Covenant Agreement” shall mean the agreement in substantially the form attached hereto as Exhibit C to be executed at the Closing by and between Arvest and each of those Persons set forth on Schedule 1.1 of the Arvest Disclosure Schedule.

“Rights” shall mean warrants, options, RSUs, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“RSU” means each restricted stock unit, whether or not granted under a plan, which may be settled for shares of Bear State Common Stock or cash payable by Bear State.

“RSU Holder” means the holder of an RSU.

“Shareholder Voting Agreement” shall mean the Shareholder Voting Agreement to be executed by Richard N. Massey and Bear State Financial Holdings LLC, shareholders of Bear State in conjunction with the execution and delivery of this Agreement, each in substantially the form attached hereto as Exhibit D.

“Subsidiary(ies)” shall mean a corporation or other entity the voting securities of which are owned or otherwise controlled, directly or indirectly, by another entity in an amount sufficient to elect at least a majority of the Board of Directors or other governing body of such entity. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal received after the date hereof that Bear State’s Board of Directors determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Bear State and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by Arvest in response to such proposal pursuant to Section 7.4(c) or otherwise).

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

“Tax Return” means any report, return declaration, claim for refund, information return or other information required to be supplied to a taxing authority with respect to Taxes, including, without limitation and where permitted or required, combined or consolidated returns for any group of entities that includes Bear State or the Bank, and including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all federal, state, local or foreign taxes, fees and other charges, however denominated, including, without limitation, income, sales and use, excise, franchise, real and personal property, gross receipts, alternative minimum, intangible, license, transfer or payroll tax or charge imposed by any taxing authority, including, without limitation, any interest, penalties or additions to tax in respect of the foregoing and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Fee” shall have the meaning given in Section 9.2(b).

“Transaction Documents” shall mean this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereto pursuant to this Agreement or any of the foregoing, including, without limitation, the Bank Merger Agreement, the Restrictive Covenant Agreements and the Shareholder Voting Agreements.

“UST” means the United States Department of the Treasury.

“Warrant” means each of the warrants to purchase Bear State Common Stock issued to the Warrant Holders.

“Warrant Holder” shall have the meaning set forth in Section 4.1(c).

1.2        Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3        Other Definitional Provisions.

(a)     Unless expressly provided otherwise, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to corresponding Articles, Sections, subsections and other subdivisions of this Agreement. Exhibits referred to herein are attached hereto and by this reference made a part hereof.

(b)     Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of any such subdivision and shall be disregarded in construing the language contained in such subdivisions.

(c)     The words “this Agreement,” “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)     The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)     The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

(f)     The terms “dollars” and “$” shall mean United States Dollars.

(g)     Unless otherwise expressly provided herein, references to any law, statute, code, ordinance, rule, regulation or treaty or to any contract, lease, agreement, covenant, indenture, note, security, instrument, arrangement, commitment or any other binding written understanding that is defined or referred to herein means such document as from time to time amended, modified or supplemented, including (if applicable) by waiver or consent or by succession of comparable successor laws, statutes, codes, ordinances, rules, regulations or treaties and any reference in this Agreement to any such law, statute, code, ordinance or treaty shall be deemed to include any rules and regulations promulgated thereunder.

ARTICLE II
THE MERGER

2.1     Effective Time of Merger. Upon the terms and subject to the conditions of this Agreement, Articles of Merger shall be duly prepared, executed by Bear State and thereafter delivered to the Arkansas Secretary of State for filing, as provided in the ABCA, on or prior to the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Arkansas Secretary of State or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

2.2     Closing. On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated in accordance with its terms, the closing (the “Closing”) of the Merger shall take place within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing) at such time and place as Arvest and Bear State may mutually agree, or at such other date, time and place upon which the parties hereto shall mutually agree.

2.3     Effects of the Merger. At the Effective Time, Acquisition shall be merged with and into Bear State, and the separate existence of Acquisition shall cease. The Merger will have the effects set forth in the ABCA. As used in this Agreement, “Surviving Corporation” shall mean Bear State, at and after the Effective Time, as the surviving corporation in the Merger.

2.4     Articles of Incorporation and Bylaws. The Articles of Incorporation of Bear State as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, unless and until amended as provided by Law and such Articles of Incorporation. The Bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until amended or repealed as provided by applicable Law.

2.5     Directors and Officers. The directors of Acquisition in office as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time. The officers of Acquisition in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time.

2.6     Registered Office/Agent. The registered office/agent of Acquisition immediately prior to the Effective Time shall be the registered office/agent of the Surviving Corporation at the Effective Time.

2.7     Deliveries at Closing.

(a)        At the Closing, Bear State and the Bank shall deliver to Arvest:

(i)     counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which Bear State, the Bank or any of their Affiliates are to be a party that are to be executed at Closing;

(ii)     a certificate executed by the Chairman or President of Bear State and a certificate executed by the Chairman or President of the Bank, in each case, certifying as to the matters described in Section 8.3(c);

(iii)     a certificate (the “Closing Financial Certificate”) signed by the Chairman or President of the Bank and Bear State, certifying as to (A) the number of issued and outstanding shares of Bear State Common Stock determined immediately prior to the Closing, (B) the names and addresses of all Option Holders, the number of options held by each such Option Holder, and the amount to which each such Option Holder is entitled to pursuant to Section 3.2(a), (C) the names and addresses of all Warrant Holders, the number of shares underlying Warrants held by each such Warrant Holder, and the amount to which each such Warrant Holder is entitled pursuant to Section 3.2(b), (D) the names and addresses of all RSU Holders, the number of RSUs held by each such RSU Holder, and the amount to which each such RSU Holder is entitled pursuant to Section 3.2(c), and (E) the aggregate amount of all fees incurred up to the Effective Time for services rendered to either Bear State or the Bank by their respective Advisors in connection with the transactions contemplated by this Agreement;

(iv)     certified copies of the Articles of Incorporation and Bylaws of each of Bear State and the Bank, in each case, together with all amendments thereto;

(v)     good standing certificates, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Arkansas Secretary of State and ASBD, as applicable, certifying as to the existence and good standing of Bear State and the Bank in the State of Arkansas;

(vi)     certified copies of the resolutions of (A) the Board of Directors of Bear State approving this Agreement and the Merger, and (B) the Board of Directors of the Bank approving the Bank Merger Agreement and the Bank Merger;

(vii)     certified copies of the resolutions of the (A) shareholders of Bear State approving this Agreement and the Merger, and (B) the sole shareholder of the Bank approving the Bank Merger Agreement and the Bank Merger;

(viii)     all other certificates, schedules, or other items required to be delivered to Arvest by Bear State or the Bank or any of their Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered; and

(ix)     the agreement in favor of Arvest executed by Richard Massey and Bear State Financial Holdings LLC regarding the name change or liquidation of certain entities and covenant not to use the name Bear State in connection with a bank or other financial institution, substantially in the form attached hereto as Exhibit E.

(b)        At the Closing, Arvest shall deliver or cause to be delivered to Bear State and the Bank (as applicable):

(i)     counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which Arvest or any of its Affiliates are to be party that are to be executed at Closing;

(ii)     a certificate executed by the President or a Vice President of Arvest certifying as to the matters described in Section 8.2(c);

(iii)     good standing certificates, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Arkansas Secretary of State and ASBD, as applicable, certifying as to the existence and good standing of Arvest and Acquisition in the State of Arkansas;

(iv)     certified copies of the resolutions of the Boards of Directors of Arvest and Acquisition authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

(v)     a certified copy of the resolutions of the sole shareholder of Acquisition approving this Agreement and the Merger;

(vi)     all other certificates, schedules, or other items required to be delivered by Arvest or Acquisition to Bear State, the Bank or any of their respective Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered; and

(vii)     the agreement described in 2.7(a)(ix) executed by Arvest.

2.8     Dissolution or Merger of Bear State. Immediately following the Effective Time, Arvest shall cause Bear State to be dissolved and liquidated in accordance with the Plan of Liquidation and articles of dissolution shall be filed with the Arkansas Secretary of State; alternatively, Arvest may at its option cause Bear State to be merged into Arvest in accordance with a Plan of Merger and Articles of Merger shall be filed with the Secretary of State.

2.9     Bank Merger. Immediately following the dissolution and liquidation of Bear State and subject to obtaining all required regulatory and shareholder approvals, Arvest will cause the Bank to be merged with and into Arvest, with the full-service banking offices of the Bank becoming branch offices of Arvest. The Bank Merger will be in accordance with the terms of the Bank Merger Agreement.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; SURRENDER OF CERTIFICATES

3.1         Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bear State Common Stock:

(a)     Cancellation of Treasury Stock. All shares of Bear State Common Stock that are owned by Bear State as treasury stock shall be cancelled or retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)     Conversion of Bear State Common Stock. Each share of Bear State Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration. All such shares of Bear State Common Stock converted in accordance with this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Per Share Merger Consideration into which such Bear State Common Stock has been converted.

(c)     Acquisition Capital Stock. Each share of Acquisition common stock issued and outstanding immediately prior to the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shares shall constitute all of the outstanding common stock of the Surviving Corporation.

(d)     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Bear State Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly perfected their right of appraisal within the meaning of Section 4-27-1301 et seq. of the ABCA and have not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration specified in Section 3.1(b) hereof, but instead, the holders thereof shall be entitled only to such rights as are granted by Section 4-27-1302 of the ABCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the aggregate Per Share Merger Consideration to which such holder would be entitled pursuant to Section 3.1(b) hereof. Bear State shall give Acquisition prompt notice upon receipt by Bear State of any such written demands for payment of the fair value of shares of Bear State Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 4-27-1302 of the ABCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.2         Cancellation of Options, Warrants and RSUs.

(a)     Options. As soon as practicable following the date of this Agreement, the Board of Directors of Bear State shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding options to acquire Bear State Common Stock, whether vested or unvested, as necessary to provide that, at the Effective Time, each such option outstanding immediately prior to the Effective Time shall be cancelled, and the Option Holder (as set forth on Schedule 4.1(b) of the Bear State Disclosure Schedule) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in the amount set forth on the Closing Financial Certificate delivered pursuant to Section 2.7(a)(iii). Prior to the Effective Time, Bear State shall ensure that following the Effective Time no Option Holder or any participant in any Bear State stock plan or Employee Plans shall have any right thereunder to acquire capital stock of Bear State, the Bank, or the Surviving Corporation.

(b)     Warrants. As soon as practicable following the date of this Agreement, the Board of Directors of Bear State shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Warrants as necessary to provide that, at the Effective Time, each such Warrant outstanding immediately prior to the Effective Time shall be cancelled, and the Warrant Holder (as set forth on Schedule 4.1(b) of the Bear State Disclosure Schedule) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in the amount set forth on the Closing Financial Certificate delivered pursuant to Section 2.7(a)(iii). Prior to the Effective Time, Bear State shall ensure that following the Effective Time no Warrant Holder shall have any right thereunder to acquire capital stock of Bear State, the Bank, or the Surviving Corporation.

(c)     RSUs.     As soon as practicable following the date of this Agreement, the Board of Directors of Bear State shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding RSUs as necessary to provide that, at the Effective Time, each such RSU outstanding immediately prior to the Effective Time shall be cancelled, and the RSU Holder (as set forth on Schedule 4.1(a) of the Bear State Disclosure Schedule) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in the amount set forth on the Closing Financial Certificate delivered pursuant to Section 2.7(a)(iii). Prior to the Effective Time, Bear State shall ensure that following the Effective Time no RSU Holder shall have any right thereunder to acquire capital stock of Bear State, the Bank, or the Surviving Corporation.

3.3          Exchange of Certificates and Payment.

(a)     Paying Agent. As of the Effective Time, Arvest shall cause Acquisition to deposit, in a segregated non-interest bearing account at Arvest (who, when acting in such capacity, is referred to herein as the “Paying Agent”), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Bear State Common Stock (collectively, the “Bear State Certificates”), for exchange in accordance with this Article III, an aggregate amount of cash equal to the Per Share Merger Consideration to be paid pursuant to Section 3.1(b) in exchange for such shares of Bear State Common Stock and the aggregate amount of cash payable to the Option Holders, the Warrant Holders and the RSU Holders pursuant to Section 3.2.

(b)     Exchange Procedures.

(i)     At least ten (10) Business Days prior to the anticipated Closing Date, the Paying Agent shall mail or deliver to each holder of record of shares of Bear State Common Stock and each Warrant Holder (i) a letter of transmittal (which shall, with respect to each holder of Bear State Common Stock, specify that delivery shall be effected only upon delivery of the Bear State Certificates to the Paying Agent, and which shall be in such form and have such other provisions as Arvest and Bear State may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Bear State Certificates in exchange for the Per Share Merger Consideration. With respect to each holder of Bear State Common Stock, upon surrender of a Bear State Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Bear State Certificate shall be entitled to receive in exchange therefor (x) the Per Share Merger Consideration, multiplied by (y) the number of shares of Bear State Common Stock represented by the certificate so surrendered pursuant to the provisions of this Article III, and the Bear State Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Bear State Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration with respect to the shares of Bear State Common Stock represented by such Bear State Certificate. With respect to each Warrant Holder, upon cancellation of such Warrants pursuant to Section 3.2(b) and delivery of the letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the Warrant Holder shall be entitled to receive an amount equal to the amount set forth for such Warrant Holder on the Closing Financial Certificate. With respect to each Option Holder and RSU Holder, upon cancellation of such options or RSUs pursuant to Section 3.2(a) or Section 3.2(c), respectively, and delivery of such documents as the Paying Agent may reasonably require, the Option Holder or RSU Holder, as applicable, shall be entitled to receive an amount equal to the amount set forth for such Option Holder or RSU Holder on the Closing Financial Certificate.

(ii)     Notwithstanding the payment procedures described in Section 3.3(b)(i) above, in the event that a holder of Bear State Certificates surrenders such Bear State Certificates and a properly executed letter of transmittal to the Paying Agent at least three (3) Business Days prior to the Closing Date and such Bear State Certificates entitle the holder to receive not less than $1,000,000 pursuant to the provisions of this Section 3.3(b), then, immediately following the Closing, Arvest shall cause the Paying Agent to deliver to such holder of such Bear State Certificates an amount equal to the Per Share Merger Consideration payable to such shareholder pursuant to Section 3.1(b) by, at the option of such holder, (A) delivery of a bank cashier’s check payable to such holder, (B) a direct deposit into such holder’s account at the Bank or (C) by wire transfer of immediately available funds to an account designated by such holder.

(c)         No Further Ownership Rights in Bear State Common Stock. The Merger Consideration paid upon surrender of shares of Bear State Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bear State Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bear State Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bear State Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)         Lost or Stolen Certificate. In the event that any Bear State Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay the Per Share Merger Consideration to such shareholder in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 3.3(b); provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificate to submit to the Paying Agent a bond in a form and substance satisfactory to the Paying Agent, or an indemnification agreement in a form acceptable to Arvest, whereby such shareholder agrees to indemnify Arvest and the Surviving Corporation against any claim that may be made against Arvest, the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed, in lieu of such certificates.

(e)         Termination of Fund; Limit of Liability. Any portion of the cash funds deposited in a segregated account pursuant to Section 3.3(a) that remains undistributed to the shareholders, Option Holders, Warrant Holders, or RSU Holders of Bear State for six (6) months after the Effective Time shall be distributed from the segregated account to Arvest, and any shareholders, Option Holders, Warrant Holders or RSU Holders of Bear State who have not theretofore complied with this Article III shall thereafter look only to Arvest for payment of their claim for the Per Share Merger Consideration or other consideration paid pursuant to this Agreement. None of Arvest, Acquisition, Bear State or the Surviving Corporation shall be liable to any holder of shares of Bear State Common Stock or options, Warrants or RSUs for any portion of such cash funds that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)         Withholding. The letter of transmittal described in Section 3.3(b) above will include a Substitute Form W-9 pursuant to which each Bear State Shareholder and Warrant Holder may certify that such Person is not subject to backup withholding. Subject to such Person making such certification and delivering the Substitute Form W-9 with such Person’s letter of transmittal, the Person shall not be subject to any withholding with respect to the Per Share Merger Consideration or any other consideration paid or payable pursuant to this Agreement. However, if the Person is unable or fails to provide the Substitute Form W-9, Arvest shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bear State Common Stock, Dissenting Shares, or Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state or local tax Law. To the extent that amounts are so withheld by Arvest, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bear State Common Stock, Dissenting Shares, or Warrants in respect of which such deduction and withholding was made by Arvest. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation, Arvest and their respective agents shall be entitled to deduct and withhold from the amount set forth for each Option Holder and RSU Holder on the Closing Financial Certificate such amounts as the Paying Agent, the Surviving Corporation, Arvest and their respective agents reasonably and in good faith determine are required to be deducted and withheld with respect to each option and RSU, including, but not limited to, social security, medicare, federal or state income tax, or any other taxes required to be withheld pursuant to federal, state, local or foreign tax Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BEAR STATE

Except as may be disclosed to Arvest and Acquisition in the Bear State Disclosure Schedule, Bear State represents and warrants to Arvest, as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a specific date need only be true as of such date) as follows:

4.1          Capital Structure of Bear State and the Bank; Ownership of Bank Common Stock.

(a)     The authorized capital stock of Bear State consists of 100,000,000 shares of Bear State Common Stock and 5,000,000 shares of preferred stock. As of the date hereof, there are (i) 37,713,171 shares of Bear State Common Stock issued and outstanding and (ii) 482,360 shares of Bear State Common Stock held as treasury shares and there are no shares of preferred stock outstanding. The outstanding shares of Bear State Common Stock represent all of the outstanding capital stock of Bear State. All outstanding shares of Bear State Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and none of the outstanding shares of Bear State Common Stock has been issued in violation of the preemptive or subscription rights of any Person. Except as described on Schedule 4.1(a) of the Bear State Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the Bear State Common Stock or any other Bear State securities, and no authorization therefor has been given.

(b)     Schedule 4.1(b) of the Bear State Disclosure Schedule lists the name of each Person having an existing award of any outstanding and unexercised options (each, an “Option Holder”) and includes with respect to each Person: (i) the number of options granted; (ii) the breakdown of the number of such options which are vested and unvested as of the date hereof; (iii) the exercise price; (iv) identification of the plan, agreement or other document under which the options were issued to the Person or by which they are governed; and (v) the number of options of the Person that are qualified and non-qualified pursuant to the Code.

(c)     Schedule 4.1(c) of the Bear State Disclosure Schedule lists the name of each Person holding a Warrant (each, a “Warrant Holder”) and includes with respect to each Person: (i) the number of shares of Bear State Common Stock underlying such Warrant and (ii) the exercise price of such Warrant.

(d)     The authorized capital stock of the Bank consists of 1,000,000 shares of Bank Common Stock. As of the date hereof, there are (i) 1,000 shares of Bank Common Stock issued and outstanding and (ii) no shares of Bank Common Stock held as treasury shares. All outstanding shares of Bank Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and none of the outstanding shares of Bank Common Stock have been issued in violation of the preemptive or subscription rights of any Person. There are no Rights authorized, issued or outstanding with respect to the Bank Common Stock or any other Bank securities (and no authorization therefor has been given). As of the Closing, all of the outstanding Bank Common Stock will be owned, beneficially and of record, by Bear State, free and clear of all liens, claims and encumbrances of every kind and character.

4.2          Organization, Standing and Authority of Bear State and the Bank.

(a)     Bear State is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Bear State has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Bear State is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable Laws and orders of Governmental Entities to conduct business as a bank holding company as presently conducted and to own all of the outstanding shares of Bank Common Stock. True and complete copies of the articles of incorporation and bylaws of Bear State as in effect as of the date hereof are included as Schedule 4.2(a) of the Bear State Disclosure Schedule.

(b)     The Bank is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. The Bank has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Bank is duly authorized, qualified and licensed under all applicable Laws and orders of Governmental Entities to conduct a banking business and to own and operate the assets purported to be owned by the Bank. True and complete copies of the articles of incorporation and bylaws of the Bank as in effect as of the date hereof are included as Schedule 4.2(b) of the Bear State Disclosure Schedule.

(c)     All eligible accounts of depositors in the Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due by the Bank, and the Bank has filed all reports required by the FDIA.

4.3          Subsidiaries. The only Subsidiary of Bear State is the Bank. The Bank has no Subsidiaries. Except as disclosed on Schedule 4.3 of the Bear State Disclosure Schedule, neither Bear State nor the Bank own any direct or indirect equity interest in any other entity.

4.4          Authorized and Effective Agreement; Consents and Approvals.

(a)     Each of Bear State and the Bank has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which each is or will be a party and (subject to receipt of all necessary governmental approvals and the expiration of all applicable waiting periods) to perform all of its obligations under this Agreement and each of the other Transaction Documents. The execution and delivery of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bear State and the Bank, other than the receipt of the shareholder approval contemplated by Section 7.2. This Agreement and each of the other Transaction Documents executed at this time to which Bear State and the Bank are parties have been duly and validly executed and delivered by Bear State and the Bank and constitute legal, valid and binding obligations of Bear State and the Bank which are enforceable against Bear State and the Bank in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)     Except as set forth on Schedule 4.4(b) of the Bear State Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by Bear State and the Bank, nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof nor compliance by Bear State and the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of Bear State or the Bank, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bear State or the Bank or any of their respective properties or assets, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bear State or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bear State or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, or (iv) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which Bear State or the Bank or, to the Knowledge of Bear State, any shareholder of Bear State is a party or to which any Bear State Common Stock is subject; except with respect to items (iii) and (iv), only to the extent such would not reasonably be expected to have a Material Adverse Effect.

(c)     Except for (i) consents and approvals of or filings or registrations with or notices to the FRB and the ASBD, (ii) the approval of this Agreement and the Merger by the requisite vote of shareholders of Bear State, (iii) the filing of the Articles of Merger with the Arkansas Secretary of State pursuant to the ABCA, and (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any federal or state securities (or related) Laws or the listing requirements of any applicable securities exchange, no consents or approvals of or filings or registrations with or notices to any Governmental Entity are required on behalf of Bear State or the Bank in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by Bear State or the Bank, or (B) the consummation by Bear State and the Bank of the transactions contemplated hereby or thereby.

4.5         Regulatory Reports and Agreements. Since January 1, 2013, Bear State and the Bank have duly filed with the appropriate Bank Regulators, in correct form, all reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws, and Bear State and the Bank have previously delivered or made available to Arvest accurate and complete copies of all such reports. Schedule 4.5 of the Bear State Disclosure Schedule contains a list of all such reports. In connection with the most recent examinations of Bear State and the Bank by the appropriate Bank Regulators, neither Bear State nor the Bank was required to correct or change any action, procedure or proceeding which, to the Knowledge of Bear State, has not been now corrected or changed. Neither Bear State nor the Bank is a party to or subject to any commitment, letter (other than letters addressed to regulated banking institutions generally or examination reports), written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding with or by any Bank Regulator, including, without limitation, the FRB, the FDIC or the ASBD, and neither Bear State nor the Bank has received any notification from any such Bank Regulator that Bear State or the Bank may be requested to enter into, or otherwise become subject to, any such commitment, letter, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding.

4.6         Financial Statements.

(a)     The Bear State Financial Statements are attached to Schedule 4.6(a) of the Bear State Disclosure Schedule. The Bear State Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position of Bear State and its Subsidiaries as at the respective dates thereof and the consolidated statements of income, stockholders’ equity and cash flows for the periods indicated, except that the unaudited interim condensed consolidated financial statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect and omit certain footnote disclosure. The books and records of Bear State are being maintained in material compliance with all applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Bear State. Except to the extent reflected, disclosed or provided for in the Bear State Financial Statements or described on Schedule 4.6(a) of the Bear State Disclosure Schedule, Bear State has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet dated June 30, 2017 included in the Bear State Financial Statements and not previously paid or discharged, (ii) incurred after June 30, 2017 arising in the ordinary course of Bear State business which were properly incurred consistent with past practice, or (iii) contemplated by this Agreement.

(b)     The Bank Financial Statements are attached to Schedule 4.6(b) of the Bear State Disclosure Schedule. The Bank Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Bank as of the dates and for the periods set forth therein. Except as otherwise stated therein (or in the proviso to this sentence), the Bank Financial Statements have been prepared in accordance with GAAP; provided that the Bank Financial Statements (i) omit footnote disclosures required by GAAP, (ii) are subject to any variations required by regulatory accounting principles as mandated by the Federal Financial Institutions Examination Council (“RAP”), and (iii) covering interim periods have been prepared in accordance with past practice and are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect. The books and records of the Bank are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Bank. Except to the extent reflected, disclosed or provided for in the Bank Financial Statements or described in Schedule 4.6(b) of the Bear State Disclosure Schedule, the Bank has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (x) reflected on the balance sheet included in the Consolidated Report of Condition dated June 30, 2017, together with the related schedules thereto, and not previously paid or discharged, (y) incurred after June 30, 2017 arising in the ordinary course of business which were properly incurred consistent with past practice, or (z) contemplated by this Agreement.

4.7        Absence of Certain Changes or Events.

(a)          Since December 31, 2016, Bear State and the Bank have conducted their respective businesses in the ordinary and usual course.

(b)         Except as described in Schedule 4.7(b) of the Bear State Disclosure Schedule, since December 31, 2016, neither Bear State nor the Bank has:

(i)     suffered any Material Adverse Effect, or experienced an event or circumstance that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, in its financial condition, results of operations or business;

(ii)     issued any notes, bonds or other debt securities, or otherwise borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except, with respect to the Bank, only (A) deposits taken, federal funds purchased, and securities sold under agreements to repurchase, (B) current liabilities incurred in the ordinary course of business and consistent with past practices, and (C) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;

(iii)     declared any dividend or made any payment or distribution of cash or other property to its shareholders or purchased or redeemed any shares of its capital stock or granted any option for the purchase of its capital stock;

(iv)     mortgaged, pledged or had subjected to any lien, security interest, charge or any other encumbrance, any of its assets, tangible or intangible, except pledges to secure government deposits, pledges to the Federal Home Loan Bank of Dallas to secure borrowings, and in connection with repurchase or reverse repurchase agreements;

(v)     discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities reflected in the balance sheets as of December 31, 2016, included in the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices;

(vi)     issued any shares of Bear State Common Stock or any shares of the capital stock of the Bank (other than as a result of the exercise of any options for the purchase of Bear State Common Stock or upon the vesting of any restricted stock units or performance incentive awards);

(vii)     issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or Rights relating to the issuance thereto;

(viii)     acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (A) through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies, (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person) or (C) shares of the Federal Home Loan Bank or the Federal Reserve Bank;

(ix)     sold, assigned or transferred any material items of real or personal property, patents, trademarks, trade names, copyrights, trade secrets or other tangible or intangible assets, or disclosed any proprietary confidential information to any Person other than for fair consideration in the ordinary course of business and consistent with past practices;

(x)     suffered any material loss not provisioned for in the Bank’s Allowance and reflected in its Consolidated Report of Condition for June 30, 2017 or waived any right of material value, whether or not in the ordinary course of business or consistent with past practices;

(xi)     incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business consistent with past practices;

(xii)     made any Capital Expenditures or commitments therefor in excess of $25,000 per expenditure or commitment and not exceeding $50,000 in the aggregate (such amounts to be determined collectively for Bear State and the Bank);

(xiii)     made any loans or advances to, guarantees for the benefit of, or investments in, any Person, other than in the ordinary course of business and consistent with past practices;

(xiv)     made any change in any method of accounting or accounting practice, except as required by GAAP or RAP, including early implementation thereof;

(xv)     granted any increase in the compensation payable or to become payable to any director, officer or employee (other than normal periodic increases made by the Bank pursuant to the Bank’s established compensation policies);

(xvi)     suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

(xvii)     entered into nor received any notice or advice that it may become subject or a party to any order, agreement, consent, memorandum of understanding or other regulatory enforcement action or proceeding by a Bank Regulator, or become a party to any commitment letter or similar undertaking to a Bank Regulator; and neither Bear State nor the Bank has failed to resolve any violation of Law, or material criticism or exception, by a Bank Regulator with respect to any report or statement relating to any examination of Bear State or the Bank; or

(xviii)     agreed, whether in writing or otherwise, to take any action described in this Section 4.7(b).

4.8           Environmental Matters.

(a)     Bear State and the Bank are, and since January 1, 2012 have been, in compliance in all material respects with all applicable Environmental Laws. Neither Bear State nor the Bank has received any communication alleging that Bear State and/or the Bank is not in such compliance or that either of them is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath such property, and, to the Knowledge of Bear State, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)     To the Knowledge of Bear State, none of the properties owned, leased or operated by Bear State or the Bank has been or is in violation of or liable under any Environmental Law.

(c)     There are no past or present actions, activities, circumstances, conditions, events or incidents involving Bear State or the Bank’s property or, to the Knowledge of Bear State, the collateral securing loans made by the Bank, or otherwise, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Law against Bear State or the Bank or against any Person whose liability for any Environmental Claim Bear State or the Bank has or may have retained or assumed either contractually or by operation of law.

(d)     Bear State has provided to Arvest copies of all environmental audits, reports or assessments that either Bear State or the Bank has with respect to any and all real property owned or currently occupied by Bear State or the Bank.

4.9          Tax Matters.

(a)     Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, each of Bear State and the Bank has timely filed all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, complete and accurate in all material respects. Bear State and the Bank have timely paid and discharged all Taxes shown to be due on such returns and have timely paid all other Taxes as are due or accruable through the Closing Date, except (i) such as are being contested in good faith by appropriate proceedings and with respect to which Bear State and the Bank are maintaining reserves adequate for their payment, or (ii) Taxes which are accruable through the Closing Date and which are properly shown on the books of Bear State and the Bank, as applicable, as a liability (or for which an adequate reserve has been established) immediately prior to the Closing. The liability for Taxes set forth on each Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. As of the date hereof, neither the Internal Revenue Service nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the Knowledge of Bear State, threatening to assert against Bear State or the Bank, any deficiency or claim for additional Taxes. Each of Bear State and the Bank has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions under any state or local Laws of withholding with respect to employee wages) and has, within the time and manner prescribed by Law, withheld and paid to the proper Governmental Entity all amounts required to be withheld and paid under all applicable Laws. Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, no federal, state, local or foreign audit or other administrative proceeding or court proceeding (each, an “Audit”) currently exists or has been initiated and remains open with regard to any Taxes or Tax Returns of Bear State or the Bank, and neither Bear State nor the Bank has received any notice that such an Audit is pending or threatened with respect to Bear State or the Bank or any Tax Return required to be filed by or with respect to Bear State or the Bank. Neither Bear State nor the Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, neither Bear State nor the Bank (A) is a party to, bound by or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement; or (B) has made any payments, or is a party to any agreement that under any circumstance could obligate it to make payments based upon the consummation of the transactions contemplated hereby, constituting a change of the nature described in Section 280G of the Code, that are or will not be deductible because of Section 280G of the Code. There are no liens for Taxes on any assets (excluding property acquired through foreclosure or in lieu thereof by the Bank) of Bear State or the Bank other than liens for Taxes which are not yet due and payable. Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, no claim has ever been made by an authority in a jurisdiction where Bear State or the Bank does not file Tax Returns that Bear State or the Bank is or may be subject to taxation in that jurisdiction. Neither Bear State nor the Bank (Y) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group, the common parent of which is Bear State) or (Z) has any liability for the Taxes of any Person (other than Bear State or the Bank) under Treas. Reg. Section 1.1502-6, as a transferee or successor, by contract or otherwise.

(b)     Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, neither Bear State nor the Bank will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.

(c)     Neither Bear State nor the Bank has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

4.10        Legal Proceedings. Schedule 4.10 of the Bear State Disclosure Schedule lists all existing or, to the Knowledge of Bear State, threatened, legal, administrative, arbitration or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Bear State or the Bank, or their respective officers, directors, employees or agents. None of the proceedings, claims, actions, controversies or governmental investigations disclosed on Schedule 4.10 of the Bear State Disclosure Schedule would, or would reasonably be expected to (a) have a Material Adverse Effect; (b) impair the ability of Bear State or the Bank, as applicable, to conduct business as now conducted; (c) result in any substantial liability of Bear State or the Bank that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by Bear State or the Bank under this Agreement or any other Transaction Document. To the Knowledge of Bear State, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Bear State or the Bank.

4.11        Compliance with Laws .

(a)     Each of Bear State and the Bank has all permits, licenses, certificates of authority, orders and approvals (the “Permits”) of, and has made all filings, applications and registrations with, Governmental Entities that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which would reasonably be expected to have a Material Adverse Effect; all such Permits are in full force and effect; and, to the Knowledge of Bear State, no suspension or cancellation of any of the same is threatened. Schedule 4.11(a) of the Bear State Disclosure Schedule lists each material Permit together with the name of the Governmental Entity issuing such Permit.

(b)     Neither Bear State nor the Bank is in violation of its governing documents, or in violation, in any material respect, of any applicable federal, state or local Law or ordinance or any order, rule or regulation of any Governmental Entity (other than (i) Environmental Laws, except as provided in Section 4.8 and (ii) Laws pertaining to labor, employment and employee benefits matters, except as provided in Section 4.12), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Bear State nor the Bank has received any notice or communication from any Governmental Entity asserting that either Bear State or the Bank is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither Bear State nor the Bank has been advised in writing of any regulatory concerns regarding an alleged failure of Bear State or the Bank to comply with (x) consumer lending, deposit and savings and related operations Laws, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau (including those dealing with unfair, deceptive, or abusive acts or practices), the Fair Debt Collection Practices Act, the Servicemembers Civil Relief Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (y) extensions of credit to and transactions with officers, directors and affiliates, including Regulation O and Federal Reserve Act Sections 23A and 23B; and (z) the Community Reinvestment Act. Schedule 4.11(b) of the Bear State Disclosure Schedule contains a copy of the records for 2016 and 2017 required by 12 C.F.R. § 215.8 of Regulation O. The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act was “Satisfactory” or better, and subsequently, the Bank has not received any complaints as to Community Reinvestment Act compliance.

(c)     Neither Bear State nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither Bear State nor the Bank has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

(d)     Each of Bear State and the Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with its appropriate Bank Regulators.

4.12        Labor Matters; Employee Matters and ERISA.

(a)     Schedule 4.12(a) of the Bear State Disclosure Schedule sets forth a true and complete list of the names, titles, hire dates, locations, classifications, and annual salaries or wage rates of all employees and officers of Bear State and the Bank as of August 4, 2017. Except as described on Schedule 4.12(a), to the Knowledge of Bear State, none of such individuals has indicated to Bear State or the Bank that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Each of Bear State and the Bank are in compliance in all material respects with applicable foreign, federal, state and local codes, Laws, ordinances, regulations, reporting or licensing requirements, rules, or statutes applicable to such Person respecting labor and employment, including those related to employment practices, terms and conditions of employment, wages, hours collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. All Persons providing services to Bear State and the Bank have been properly classified as either employees or independent contractors in accordance with applicable Law (including the Code) and the terms of all applicable Employee Plans and have been treated accordingly under applicable Law and such Employee Plans.

(b)     Schedule 4.12(b) of the Bear State Disclosure Schedule lists all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, sponsored, maintained or contributed to by Bear State or the Bank for the benefit of the current or former directors, officers, employees or independent contractors of Bear State or the Bank (the “Employee Plans”). Bear State has made available to Arvest correct and complete copies of: (i) each Employee Plan, including all amendments thereto (or, in the case of any Employee Plan that is unwritten, a complete and accurate description thereof); (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Employee Plan (if any such report was required) and summary annual reports; (iii) the most recent summary plan description for each Employee Plan for which a summary plan description is required; (iv) the current Internal Revenue Service determination, opinion, notification and advisory letters; (v) all material correspondence to or from any Governmental Entity relating to any Employee Plan within the last three (3) years; (vi) the current forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), (vii) each trust agreement and insurance or group annuity contract relating to any Employee Plan; (viii) each group health plan’s current privacy notice, privacy policies and procedures, and business associate agreements for the plan’s vendors; and (ix) each employee handbook or other policy delivered or made available to any of Bear State’s or the Bank’s employees or other service providers. Except as described in Schedule 4.12(b) of the Bear State Disclosure Schedule, neither Bear State nor the Bank has any present or future obligation or liability under any of the Employee Plans except for claims incurred in day to day operations in connection with the Employee Plans. No present or former employee of Bear State or the Bank has been charged with breaching or to the Knowledge of Bear State has breached a fiduciary duty under any of the Employee Plans. Neither Bear State nor the Bank maintains, contributes to or participates in any plan that provides health, major medical, disability or life insurance benefits to former employees of Bear State or the Bank and, except as described in Schedule 4.12(b) of the Bear State Disclosure Schedule, no former employee of either Bear State or the Bank is eligible for benefits under any medical plan sponsored by Bear State or the Bank under COBRA.

(c)     Schedule 4.12(c) of the Bear State Disclosure Schedule describes each: (i) agreement with any current or former shareholder, director, executive officer or other key employee of Bear State or the Bank (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Bear State or the Bank of the nature of any of the transactions contemplated by this Agreement, (B) providing any terms of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of any director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Bear State or the Bank that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Bear State or the Bank, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Bank employee plans, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby.

(d)     None of Bear State, the Bank, any Employee Plan or, to the Knowledge of Bear State, any fiduciary of such plan has incurred any liability to the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of Bear State or the Bank under any Employee Plan that has not been satisfied in full.

(e)     Full payment has been made (or proper accruals have been established to the extent required by GAAP) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by GAAP) of all contributions which are due and payable after the date hereof and prior to the Closing Date, under the terms of each of the Employee Plans or ERISA.

(f)     Each of the Employee Plans has been established and maintained in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental Laws. With respect to each Employee Plan, any related trust is exempt from federal income Tax under Section 501(a) of the Code and no event has occurred that reasonably could result in the loss of such Tax exemption or to liability for any Tax under Section 511 of the Code. Each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code either: (i) has received a favorable determination letter from the Internal Revenue Service, (ii) is the subject of a pending determination request made to the Internal Revenue Service, or (iii) is subject to an opinion letter with respect to a preapproved document which is in force and upon which such plan may rely and nothing has occurred that could reasonably be expected to cause the loss of such qualification. No condition or circumstance exists giving rise to a material likelihood that any such Employee Plan would not be treated as qualified by the Internal Revenue Service.

(g)     Except as set forth on Schedule 4.12(g) of the Bear State Disclosure Schedule, neither Bear State nor the Bank has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code. The “frozen” “multiemployer plan” maintained by Bank is not in either “critical and declining status,” “critical status” or “endangered status,” as such terms are defined in ERISA. Neither Bear State, the Bank, nor any officer or director of Bear State or the Bank is subject to any material liability or penalty under Section 4975 through 4980B of the Internal Revenue Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Employee Plan which could subject Bear State or the Bank to material liability.

(h)     There are no labor disputes between Bear State and the Bank and any of their respective employees which in the aggregate might have a Material Adverse Effect. Neither Bear State nor the Bank is the subject of any pending organization effort or representation election by or with respect to a labor union.

(i)     Except as disclosed on Schedule 4.12(i), to the Knowledge of Bear State, all employees of Bear State or the Bank are bondable, have never been convicted of or charged with a financial crime. Schedule 4.12(i) lists all employees who have been terminated within the last five (5) years due to the failure to be bonded or having been formally charged with, or convicted of, a financial crime.

4.13      Certain Contracts.

(a)     Schedule 4.13(a) of the Bear State Disclosure Schedule sets forth a list of all of the following agreements, arrangements or commitments to which either Bear State or the Bank is a party, is bound or affected by, receives or is obligated to pay, benefits under (each a “Material Contract”): (i) any agreement, arrangement or commitment relating to the borrowing of money by Bear State or the Bank (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances in the ordinary course of business) or the guarantee by Bear State or the Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the services of a current provider of bank consulting services involving annual expenditures in excess of $25,000 or the employment, election or retention in office of any present or former director, officer or employee of Bear State or the Bank, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by Bear State or the Bank, and other than the Employee Plans; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any current or former director, officer or employee of Bear State or the Bank upon execution of this Agreement or any other Transaction Document or upon or following consummation of the transactions contemplated hereby or thereby (either alone or in connection with the occurrence of any additional acts or events), and other than the Employee Plans; (iv) any agreement, arrangement or understanding pursuant to which either Bear State or the Bank is obligated to indemnify any director, officer, employee or agent of Bear State or the Bank; (v) any agreement, arrangement or understanding to which either Bear State or the Bank is a party or by which either of the same is bound which limits the freedom of Bear State or the Bank to compete in any line of business or with any Person; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable Governmental Entity; (vii) any lease of real or personal property requiring payments of annual rental in excess of $25,000, whether as lessor or lessee; or (viii) any other agreement, arrangement or understanding which requires minimum annual aggregate payments of more than $25,000 in the future and which is not terminable at the election of Bear State or the Bank without payment of any penalty or similar termination fee on not more than thirty (30) calendar days’ prior written notice. Bear State has previously delivered or made available to Arvest a copy of each such agreement, arrangement or understanding or, if oral, has described such agreement, arrangement or understanding in a writing previously delivered to Arvest.

(b)     Schedule 4.13(b) of the Bear State Disclosure Schedule lists and quantitatively describes all bank owned life insurance policies owned by Bear State as of June 30, 2017. The policies are in full force and effect and all premiums have been prepaid in full. Bear State possesses all incidents of ownership and all beneficiary rights in the policies without obligation to any insured or other person. To Bear State’s Knowledge, the Annual BOLI Risk Assessment and Management Memorandum as of September 30, 2016, dated October 12, 2016, previously delivered to Arvest and also attached on Schedule 4.13(b) contains true and accurate information.

(c)     Neither Bear State nor the Bank is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.14        Brokers and Finders. Except as may be described on Schedule 4.14 of the Bear State Disclosure Schedule, neither Bear State nor the Bank (or any of their directors, officers, employees or agents) has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Bear State or the Bank in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

4.15        Insurance. Each of Bear State and the Bank is insured and, during each of the past three (3) calendar years, has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable Laws and agreements to which Bear State or the Bank is party. Schedule 4.15 of the Bear State Disclosure Schedule identifies all insurance policies maintained by either Bear State or the Bank as of the date hereof and any claims pending thereunder. All of the policies and bonds maintained by Bear State and the Bank are in full force and effect and shall continue in full force and effect through the Closing Date, and all claims thereunder have been filed in a due and timely manner, and no such claim has been denied. Neither Bear State nor the Bank has been notified that its fidelity or insurance coverage will not be renewed by the carrier(s) on substantially the same terms as its existing coverage.

4.16        Properties. All real and personal property owned by Bear State and the Bank or presently used by them in their businesses, other than OREO, have been well maintained and are in good operating condition and repair (ordinary wear and tear excepted) sufficient to carry on the business of Bear State and the Bank in the ordinary course of business consistent with their past practices. All OREO currently owned by the Bank has been generally maintained in reasonably good condition and repair (ordinary wear and tear excepted) in the ordinary course of business consistent with past practices. Either Bear State or the Bank, as applicable, has good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure Laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the Financial Statements or acquired after the date thereof, other than properties sold by Bear State or the Bank in the ordinary course of business, except (a) liens for current taxes not yet due or payable, (b) pledges to secure deposits and other liens incurred in the ordinary course of the Bank’s banking business, and (c) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to the business of Bear State and the Bank and leased or licensed by either Bear State or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases will not terminate or lapse prior to the Closing. Schedule 4.16 of the Bear State Disclosure Schedule sets forth separate descriptions (by address) of all real property owned and all real property leased by Bear State or the Bank, each as lessee, and used in the conduct of their business as of the date of this Agreement, other than OREO.

4.17       Transactions with Affiliates. Except as may be described in Schedule 4.17 of the Bear State Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of Bear State or the Bank or any person or entity affiliated with Bear State or the Bank (collectively, “Affiliates”), relating to, arising from or affecting Bear State or the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Bear State or the Bank except for (a) current salary and business expense advances consistent with past practices, (b) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person than if the loan had been entered into on an arms’ length basis pursuant to normal commercial terms and conditions and in compliance with applicable Law, and (c) such Person’s deposit accounts at the Bank.

4.18       Loans and Allowance.

(a)      Each loan on the books and records of Bear State and the Bank, including, without limitation, unfunded portions of outstanding lines of credit and loan commitments: (i) was made and has been serviced in all material respects in accordance with the Bank’s lending standards in the ordinary course of business; (ii) is evidenced by appropriate and sufficient documentation; (iii) constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditor’s rights and to general equity principles; and (iv) is not subject to any known defense, offsets or counterclaims that might be asserted against Bear State or the Bank. The credit files of Bear State and the Bank contain all material information known to Bear State or the Bank that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Bear State or the Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold or guaranteed by any Governmental Entity, including the Small Business Administration and the USDA Farm Service Agency, each of such loans was made in compliance and conformity in all material respects with all relevant Laws and procedures such that such Governmental Entity’s guarantee of such loan is, to the Knowledge of Bear State, effective during the term of such loan. All extensions of credit made to any insider of the Bank (within the meaning of such terms in Regulation O of the Board of Governors of the Federal Reserve System) have been made by the Bank in an arms’ length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(b)     The loans comprising the loan portfolio of the Bank have been made in the normal course of business and are documented in material compliance with all applicable federal and state Laws. Schedule 4.18(b) contains a true, correct and complete listing as of June 30, 2017, by account, of: (i) all loans in excess of $100,000 of the Bank which have been accelerated during the past twelve (12) months, other than foreclosures; (ii) all loan commitments or lines of credit of the Bank in excess of $100,000 which have been terminated by Bank during the past twelve (12) months by reason of default or adverse developments in the condition of the borrower; (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which the Bank has given written notice of its intention to terminate in the past twelve (12) months, other than foreclosures; (iv) all loans in excess of $100,000 (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified internally or by an examiner as other than “pass,” (D) for which a reasonable doubt exists, in the reasonable judgment of Bank that the timely future collectability of principal and/or interest is impaired, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms or (F) where a specific reserve allocation exists in connection therewith (items (i) – (iv) above collectively referred to as “Nonperforming Assets”); (v) all loans or debts payable or owing to Bank by any executive officer or director or principal shareholder of Bank or any Subsidiary or any other Person deemed an “executive officer” or a “related interest” of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board; (vi) all loans sold during the past thirty-six (36) months; (vii) all loans previously sold which have been put back or threatened to be put back by any purchaser or other person, including any government sponsored enterprise; and (viii) all OREO.

4.19     Intellectual Property. Schedule 4.19 of the Bear State Disclosure Schedule lists all material Intellectual Property of Bear State and the Bank. Either Bear State or the Bank, as applicable, owns all right, title and interest in, to and under (or has a valid, written and enforceable license in), free and clear of any lien, claim or encumbrance of any kind, and, except as set forth on Schedule 4.19 of the Bear State Disclosure Schedule has the valid and enforceable right to use and fully and completely assign, transfer and convey, all material Intellectual Property currently used or planned to be used in such party’s business or otherwise reasonably necessary to carry on such party’s business. The activities, products and services of Bear State and the Bank have not and do not infringe upon, misappropriate, dilute (in the case of trademarks) and/or otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any other Person. There are no written or, to the Knowledge of Bear State, oral allegations, threats or claims, and there are no lawsuits pending or, to the Knowledge of Bear State, threatened, in any case, alleging that any of Bear State or the Bank’s activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate or constitute the unauthorized use of any other Person’s Intellectual Property.

4.20     Bear State Information. None of the information supplied or to be supplied by or on behalf of Bear State or the Bank for inclusion or incorporation by reference in the proxy statement to be used in soliciting the approval of Bear State shareholders at a special meeting of Bear State shareholders to be called to consider and vote upon the Merger (the “Bear State Shareholders Meeting”) (such proxy statement, as amended or supplemented, is hereinafter referred to as the “Proxy Materials”), will, at the date it is first mailed to the shareholders of Bear State, at the time of the Bear State Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included or incorporated by reference in the Proxy Materials to the extent based upon information supplied to Bear State by or on behalf of Arvest of Acquisition.

4.21     Anti-Money Laundering. Bear State has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause Bear State or the Bank to be deemed to be operating in violation in any respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the UST’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, order or regulation issued with respect to economic sanctions programs by the UST’s Office of Foreign Assets Control. The Board of Directors of each of Bear State and the Bank have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that comply with Section 326 of the USA PATRIOT Act, that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Section 352 of the USA PATRIOT Act.

4.22     Information Security.

(a) Since January 1, 2014, except as set forth on Schedule 4.22(a) of the Bear State Disclosure Schedules, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer or customer data in the possession of Bear State or the Bank that could result in substantial harm or inconvenience to such customer, and Bear State has no Knowledge of any suspected breaches of its customers or customer data. Bear State has no Knowledge of, nor has Bear State been advised of or has any reason to believe that any facts or circumstances exist that would cause Bear State or the Bank to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999, as well as the provisions of the information security program adopted by Bear State and the Bank pursuant to Appendix F to 12 C.F.R. Part 225 and Appendix D-2 to 12 C.F.R. Part 208.

(b)     Except as disclosed on Schedule 4.22(b) of the Bear State Disclosure Schedule, since January 1, 2016, Bear State has not outsourced any services to or purchased any goods from any foreign based third party service providers, and none have been utilized that would give such foreign providers access to customers and customer data.

4.23     Risk Management Instruments. Schedule 4.23 of the Bear State Disclosure Schedule sets forth all derivative instruments of the Bank including swaps, caps, floors and option agreements, whether entered into for the Bank’s own account or for the account of the Bank’s customers. All such derivative instruments were entered into: (a) in the ordinary course of business and consistent with past practice and safe and sound banking practices; (b) in accordance with all applicable Law; and (c) with counterparties reasonably believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Bank and is enforceable against the Bank and, to the Knowledge of Bear State, the other parties thereto in accordance with its terms, except as enforcement may be limited by applicable Law, including any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and general principles of equity. Neither the Bank nor, to Bear State’s Knowledge, any other party thereto is in breach of its obligations under any such agreement or arrangement.

4.24     SEC Filings.

(a)     Since January 1, 2012, Bear State has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (“SEC”). All such forms, reports and documents (including those that Bear State may file subsequent to the date hereof) are referred to herein as the “Bear State SEC Reports.” At the time of filing, the Bear State SEC Reports (i) complied in all material respects as to form with the applicable requirements under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Bear State SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2012, each of the principal executive officers of Bear State and the principal financial officer of Bear State (or each former principal executive officer of Bear State and each former principal financial officer of Bear State, as applicable) has made all certifications required by Section 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to the Bear State SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)     No subsidiary of Bear State is a registered investment advisor, a licensed broker dealer or a bank dealer or is required to be such under any federal or state securities laws.

(c)     None of Bear State’s other Subsidiaries is required to file any forms, reports or other documents with the SEC or any state securities regulatory authorities except for such filings which the failure to file is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Bear State or any Subsidiary of Bear State.

(d)     Except as set forth on Schedule 4.24, neither Bear State nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act of 1933.

4.25     Risky Customers. Except as disclosed on Schedule 4.25 of the Bear State Disclosure Schedule, the Bank has no customers (a) predominately engaged in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone orders, mail orders or internet orders to the Knowledge of Bear State; (b) who are engaged in or who have applied for or have been issued a license to engage in the business of growing, processing or dispensing marijuana or who derive a significant portion of their revenues or income from any marijuana business to the Knowledge of Bear State; (c) who may be deemed “high risk” customers under the Bank Secrecy Act or Anti-Money Laundering Act; (d) who are designated as “specially designated nationals” or “blocked persons” on the most current list published by the Office of Foreign Assets Control of the U.S. Department of Treasury at its official website; or (e) who are “politically exposed persons” as defined by the Financial Action Task Force.

4.26     Bear State Indebtedness. The line of credit and term notes payable of Bear State may be paid off in full upon thirty (30) days without the payment of any prepayment or other penalty/fees. Schedule 4.26 is an accurate list of all lines of credit and term notes payable indebtedness of Bear State.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ARVEST

Arvest hereby represents and warrants to Bear State and the Bank, on behalf of itself and Acquisition, as of the date of this Agreement and as of the Closing Date (except those representations and warranties that are made as of a specific date need be true only as of such date) as follows:

5.1        Organization, Standing and Authority.

(a)     Arvest is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Arvest has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Arvest to consummate the transactions contemplated hereby.

(b)     Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Acquisition has full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True and complete copies of the articles of incorporation and bylaws of Acquisition as in effect as of the date hereof are included as Schedule 5.1(b) of the Arvest Disclosure Schedule.

5.2          Authorized and Effective Agreement; Consents and Approvals.

(a)     Each of Arvest and Acquisition has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and each of the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Arvest and Acquisition. This Agreement has been duly and validly executed and delivered by each of Arvest and Acquisition (and each other Transaction Document to which such Person is a party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of each of Arvest and Acquisition which are enforceable against Arvest and Acquisition in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)     None of the execution and delivery of this Agreement or the other Transaction Documents by Arvest or Acquisition, the consummation by Arvest or Acquisition of the transactions by Arvest or Acquisition contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by Arvest or Acquisition with any of terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of Arvest or Acquisition, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Arvest or Acquisition or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Arvest or Acquisition under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Arvest or Acquisition is a party, or by which any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate would not reasonably be expected to materially prevent or delay the consummation of the transactions contemplated hereby.

(c)     Except for (i) consents and approvals of or filings or registrations with or notices to the FRB and the ASBD, (ii) the filing of the Articles of Merger with the Arkansas Secretary of State pursuant to the ABCA, and (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any federal and state securities (or related) Laws, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Arvest or Acquisition in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by Arvest or Acquisition, or (B) the completion by Arvest or Acquisition of the transactions contemplated hereby or thereby.

5.3         Legal Proceedings. There are no existing or, to the Knowledge of Arvest, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Arvest or Acquisition which, if adversely determined, could reasonably be expected to (a) have a Material Adverse Effect on Arvest or Acquisition; (b) impair the ability of Arvest or Acquisition, as applicable, to conduct business as now conducted; (c) result in any substantial liability of Arvest or Acquisition that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by Arvest or Acquisition under this Agreement or any other Transaction Document. To the Knowledge of Arvest, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Arvest or Acquisition.

5.4        Consents and Approvals. Except for approvals as disclosed in Schedule 5.4 of the Arvest Disclosure Schedule, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of Arvest or Acquisition in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Arvest or Acquisition of the transactions contemplated hereby or thereby.

5.5        Arvest Information. None of the information supplied or to be supplied by or on behalf of Arvest or Acquisition for inclusion or incorporation by reference in the Proxy Materials will, at the date it is first mailed to the shareholders of Bear State, at the time of the Bear State Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Materials to the extent based upon information supplied to Arvest or Acquisition by or on behalf of Bear State.

5.6     Brokers and Finders. None of Arvest or Acquisition, nor any of their respective Affiliates, directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Arvest or Acquisition in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.7     Regulatory Capital and Condition. As of the date hereof, (a) Arvest is, on both an actual and pro forma basis (after giving effect to the Financing and the transactions contemplated by this Agreement), “well capitalized” within the meaning of such term in 12 C.F.R. § 208.43, and (b) ABGI is, on both an actual and pro forma basis (after giving effect to the Financing and the transactions contemplated by this Agreement), “well capitalized” within the meaning of such term in 12 C.F.R. § 225.2(r), and Arvest has no reason to believe that it will be unable to obtain the required regulatory approval for the transactions contemplated by this Agreement. There is no pending or, to the Knowledge of Arvest, threatened legal or governmental proceeding(s) against Arvest or any of its Subsidiaries that would affect Arvest’s ability to obtain the necessary regulatory approval or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

5.8     Financing. Schedule 5.8 of the Arvest Disclosure Schedule delivered by Arvest to Bear State prior to the execution of this Agreement contains a complete description of the financing (the “Financing”) to be obtained by Arvest to complete the transaction contemplated by this Agreement, which Financing includes equity financing to be provided by one or more shareholders of Arvest’s parent corporation, ABGI. Prior to the date of this Agreement, ABGI has received commitments from one or more shareholders of ABGI, or Affiliates or family members of such shareholders, for 100% of the equity financing.

ARTICLE VI
COVENANTS RELATING TO THE CONDUCT OF BUSINESS

6.1     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws so as to permit consummation of the transactions contemplated by this Agreement or by any other Transaction Document (including, without limitation, satisfaction of the conditions to Closing specified in Article VIII of this Agreement) on or before December 8, 2017 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

6.2	Consents.

(a)     Arvest, Acquisition, Bear State and the Bank, as applicable, shall each give any notices to third parties and will proceed diligently and in good faith, and will use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with the execution or performance of this Agreement and any other Transaction Document. Each of Arvest, Bear State and the Bank shall promptly take such actions as such party may deem commercially reasonable and necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of Governmental Entities and third parties that it is required to give, make or obtain. Each of such parties agrees to consult with the other with respect to obtaining all necessary consents and approvals of third parties, including the FRB and the ASBD, necessary to consummate the transactions contemplated hereby and by any other Transaction Document and to keep the other apprised of the status regarding such applications, notices or other approvals required to consummate the transactions contemplated hereby.

(b)     Without limiting the generality of Section 6.2(a) above, Arvest shall promptly, within approximately forty-five (45) calendar days, but in no event later than sixty (60) calendar days following the date of this Agreement, file or cause to be filed applications and/or notifications for all regulatory approvals required to be obtained by Arvest and its Affiliates in connection with this Agreement and the transactions contemplated hereby. Arvest shall promptly furnish Bear State with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Arvest and its Affiliates shall use commercialy reasonable efforts to obtain all such regulatory approvals.

(c)     Notwithstanding anything to the contrary contained in Section 6.2(a) or Section 6.2(b) above or elsewhere in this Agreement, Arvest shall in no event be required to consent to a Burdensome Condition.

6.3	Investigation and Confidentiality.

(a)     Arvest Investigation. Bear State and the Bank shall permit Arvest and its employees and other representatives reasonable access to the properties and personnel, and shall disclose and make available to Arvest all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bear State and the Bank including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entities, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Arvest may have a reasonable interest; provided, that (i) Arvest and its employees and other representatives shall not request, nor shall Arvest and its respective employees and other representatives be provided, any confidential supervisory information of Bear State or the Bank, as such term is defined in 12 C.F.R. § 261.2, and (ii) such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any Law or agreement or constitute the waiver of any privilege. Within a reasonable time following a request from Arvest, Bear State and the Bank will use their reasonable best efforts to make each of their officers, employees and agents and authorized representatives available to confer with Arvest and its representatives.

(b)     Property Investigations. Arvest, or its consultants or advisors, may perform at its cost such surveys, title searches, environmental audits and property inspections as Arvest deems desirable with respect to all real property owned or leased by Bear State or the Bank, provided, such surveys, title searches, environmental audits and property inspections do not interfere with the business operations of Bear State or the Bank in any material respect.

(c)     Confidentiality. Prior to the Execution of this Agreement and prior to the consummation of the transactions contemplated hereby, Bear State and its Subsidiaries and their respective affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide Arvest with information that may be deemed by Bear State to be non-public, proprietary and/or confidential, including but not limited to trade secrets of Bear State or the Bank. Arvest agrees that it will, and will cause its representatives to, hold any such information obtained pursuant to this Article VI in accordance with the terms of the Confidentiality Agreement.

6.4	Business of Bear State and the Bank.

(a)     During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Arvest, each of Bear State and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice (including, without limitation, the amount and types of loans originated as of the date hereof in the case of the Bank). Each of Bear State and the Bank shall use all commercially reasonable efforts to (i) preserve their respective business organizations intact, (ii) keep available to itself and Arvest the present services of the employees of Bear State and the Bank (unless such employees are terminated for cause or, with the written consent of Arvest, for failure to adequately perform or other reason), and (iii) preserve for itself and Arvest the goodwill of the customers of Bear State and the Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Arvest between the date hereof and the Closing, neither Bear State nor the Bank shall (to the extent applicable):

(i)     declare, set aside, make or pay dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of the Bear State Common Stock except for (A) regular quarterly cash dividends by Bear State consistent with past practice at a rate not in excess of $0.03 per share of Bear State Common Stock, (B) dividends by the Bank to Bear State in the ordinary course of business and consistent with past practice to fund operating expenses of Bear State (including scheduled repayments of principal and interest of Bear State indebtedness) and dividends of Bear State permitted by Section 6.4(a)(i)(A), and (C) a special dividend by the Bank to Bear State for the purpose of repaying indebtedness of Bear State at or prior to Closing;

(ii)     issue any shares of its capital stock (other than shares issuable upon exercise of an option or Warrant or upon vesting of a restricted stock unit or performance incentive award outstanding on the date hereof), or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii)     increase the shares of capital stock outstanding (other than as a result of the exercise of any options for the purchase of Bear State Common Stock);

(iv)     amend its articles of incorporation or bylaws; impose, or suffer the imposition, on any share of stock held by Bear State in the Bank of any material lien, charge or encumbrance or permit any such lien to exist except as disclosed on Schedule 6.4(a)(iv) of the Bear State Disclosure Schedule; or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

(v)     increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as is required under applicable Law or any agreement or commitment entered into prior to the date hereof and as described on Schedule 6.4(a)(v) of the Bear State Disclosure Schedule;

(vi)     enter into or, except as may be required by Law, by this Agreement or the other Transaction Documents, or by the terms of any Employee Plan, or as disclosed on Schedule 6.4(a)(vi) of the Bear State Disclosure Schedule, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Employee Plans except contributions made in the ordinary course of business consistent with past practice;

(vii)     enter into (A) any material agreement, arrangement or commitment not made in the ordinary course of business, (B) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, (C) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, or (D) settle or compromise any litigation, claim, suit, action or proceeding except settlements involving only monetary remedies with a value not in excess of $100,000 with respect to any individual litigation, claim, suit, action or proceeding or $200,000 in the aggregate;

(viii)     except as set forth on Schedule 6.4(a)(viii) of the Bear State Disclosure Schedule, change its method of accounting in effect for the year ended December 31, 2016, except as required by changes in Laws, GAAP or RAP, including early implementation thereof, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2016, except as required by changes in Laws;

(ix)     purchase or otherwise acquire, or sell or otherwise dispose of, or mortgage or pledge, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

(x)     make any Capital Expenditures or commitments thereto in excess of $25,000 per expenditure or commitment and not exceeding $50,000 in the aggregate (such amounts to be determined collectively for Bear State and the Bank);

(xi)     file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;

(xii)     acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xiii)     engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which (A) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by the Bank with non-Affiliates, and (B) are in compliance with all other requirements of applicable Laws;

(xiv)     enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv)     except as set forth on Schedule 6.4(a)(xv) of the Bear State Disclosure Schedule, discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xvi)     enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;

(xvii)     invest in any investment securities other than as provided under the investment policy approved by the Bank’s Board of Directors attached as Schedule 6.4(a)(xvii) of the Bear State Disclosure Schedule;

(xviii)     purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit (A) in principal amounts in excess of $1.0 million or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $1.0 million, or (B) regardless of amount (1) to any officer or director (or any of their related interests as such term is defined in Regulation O) of Bear State or the Bank, or (2) to any borrower or Affiliate of such borrower who has an existing loan carried by the Bank as an internally or examiner classified or watch-list loan; provided, however, that Arvest shall in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xix)     extend or renew any loan, line of credit or letter of credit (or a participation therein) in a principal amount in excess of $1.0 million; provided, however, that Arvest shall in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xx)     purchase any brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products except for increases pursuant to changes in rates paid on such deposit products generally in the county in which the Bank office offering such product is located;

(xxi)     fail to mark to market, in a manner consistent with past practices and as required by GAAP, any investment and available for sale securities owned by Bear State and/or the Bank;

(xxii)     take any action that would knowingly result in any of the representations and warranties contained in this Agreement not being true and correct in any material respect at the Closing or that could reasonably result in any material delay in the consummation of the transactions contemplated hereby;

(xxiii)     enter into any plan of liquidation or dissolution;

(xxiv)     acquire any bank owned life insurance policies or make any investments in fixed rate debt securities with a remaining term of greater than five (5) years except that mortgage-backed securities otherwise meeting Bear State’s existing investment policy provisions may be purchased as long as the expected duration of the securities does not exceed five (5) years using a current three (3) month CPR or PSA projection for seasoned product or, for new production, the current estimated prepayment speeds as published by an acceptable independent source;

(xxv)     knowingly accept an account from any customers described in Section 4.25; or

(xxvi)     agree to do any of the foregoing.

(b)     From and after the execution of this Agreement, the Bank will provide to Arvest a copy of the Bank’s monthly loan activity report, which report shall be provided within seven (7) Business Days following the end of the month to which the monthly loan activity report relates.

(c)     From and after the execution of this Agreement, promptly following each meeting of the Board of Directors of Bear State and the Bank (and all committees thereof) through the last day prior to the Closing Date, Bear State and the Bank shall cause to be provided to Arvest a copy of all written materials provided to the Board of Directors or any committee thereof in connection with such meetings and copies of minutes of such meetings or written reports of action taken therein, provided neither Bear State nor the Bank shall be (i) required to provide any written materials concerning negotiation of this Agreement or the transactions contemplated hereby or (ii) provide any confidential supervisory information of Bear State or the Bank as such term is defined in 12 C.F.R. § 261.2.

(d)     Bear State shall cause the Bank to maintain its practice of charging off or down loans against its Allowance in accordance with past practice.

(e)     Bear State shall, or shall cause the Bank to, use commercially reasonable efforts to maintain their respective existing policies of insurance (including coverage levels) unless otherwise consented to in writing by Arvest.

6.5         Branch Disposition. If in connection with the transactions contemplated hereby, a Bank Regulator shall require Arvest to divest or dispose of any branch banking offices of the Bank as a condition to the grant of any regulatory approval which would not be a Burdensome Condition, Arvest shall, acting in good faith, promptly following Arvest’s receipt of notice of such condition (a) actively market such branch banking offices for sale on commercially reasonable terms and (b) use commercially reasonably efforts to cause such branch banking offices to be sold on commercially reasonable terms in an expeditious manner.

ARTICLE VII
ADDITIONAL COVENANTS

7.1         Regulatory Applications and Information. Bear State shall, promptly following receipt of a written request from Arvest, furnish to Arvest all information concerning Bear State that is required for inclusion in any application, statement or document to be made or filed by Arvest with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Arvest shall not request nor shall Bear State or the Bank provide any confidential supervisory information of Bear State or the Bank, as such term is defined in 12 C.F.R. § 261.2, to Arvest. Bear State shall have the right to review in advance and, to the extent practicable consult with Arvest, with respect to all written information submitted to any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that Arvest shall not be required to provide Bear State with any confidential portions of any such filing.

7.2         Shareholder Approval.

(a)     Bear State shall, promptly after the execution of this Agreement, commence to take such actions as may be necessary to obtain adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of Bear State, including, without limitation, distributing the Proxy Materials to the holders of Bear State Common Stock within forty-five (45) calendar days of the date of this Agreement and duly calling, giving notice of, establishing a record date for, convening and holding the Bear State Shareholders Meeting to be held on the date mutually selected by the parties hereto for the purpose of (i) considering and voting upon the approval of this Agreement and the Merger, and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Arvest shall promptly furnish to Bear State any information which Bear State may reasonably request in connection with the preparation of the Proxy Materials. Upon completion of preparation by Bear State of the Proxy Materials, Bear State will promptly furnish to Arvest a copy thereof which Bear State proposes to send to its shareholders and shall (i) provide Arvest with a reasonable opportunity to review and comment thereon prior to delivery to its shareholders, and (ii) include in the Proxy Materials all comments from Arvest to the extent reasonably acceptable to Bear State.

(b)     (i) The Board of Directors of Bear State shall recommend that Bear State’s shareholders vote in favor of and adopt and approve this Agreement and the Merger (the “Bear State Recommendation”) at the Bear State Shareholders Meeting; (ii) the Proxy Materials shall include a statement to the effect that the Board of Directors of Bear State has made the Bear State Recommendation; (iii) except as otherwise permitted in this Agreement, neither the Board of Directors of Bear State nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Arvest or Acquisition, the Bear State Recommendation (any of the foregoing, a “Change in the Bear State Recommendation”); and (iv) Bear State shall use its reasonable best efforts to obtain such approvals of the Bear State shareholders. Bear State agrees that its obligations pursuant to Section 7.2(a) and this Section 7.2(b) shall not be affected by the commencement, proposal, disclosure or communication to Bear State of any Acquisition Proposal.

(c)     Bear State shall adjourn or postpone the Bear State Shareholders Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Bear State Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Bear State shall also adjourn or postpone the Bear State Shareholders Meeting, if, on the date of the Bear State Shareholders Meeting, Bear State has not recorded proxies representing a sufficient number of shares necessary to obtain the approval of the Bear State shareholders. Notwithstanding anything to the contrary herein, the Bear State Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Bear State at the Bear State Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Bear State of such obligation.

7.3         Approval of Bank Merger Agreement. Promptly after the execution of this Agreement, Bear State (a) shall cause the Board of Directors of the Bank to take all actions as may be necessary by such Board of Directors to approve the Bank Merger Agreement and the Bank Merger, (b) shall, as the sole shareholder of the Bank thereupon approve the Bank Merger Agreement and the Bank Merger, it being contemplated that any such approvals shall condition the closing of the Bank Merger upon the prior closing of the Merger and liquidation (or merger) of Bear State into Arvest, and (c) promptly following all such approvals, cause the Bank Merger Agreement to be executed and delivered by the Bank.

7.4         No Solicitation.

(a)     Until the earlier of the Closing Date or the date of termination of this Agreement, neither Bear State nor the Bank, nor any of their respective Affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any Person other than Arvest or Acquisition with respect to an Acquisition Proposal, nor shall Bear State or the Bank, or any of their respective Affiliates or agents provide any information concerning Bear State or the Bank with respect to an Acquisition Proposal; provided, this Section 7.4(a) shall not prohibit Bear State or its Board of Directors from furnishing information regarding Bear State or the Bank to, entering into a confidentiality agreement with or entering into discussions with, any Person in response to an Acquisition Proposal that constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal that is submitted by such Person (and not withdrawn), if (i) none of Bear State, the Bank nor any of their respective Affiliates or agents shall have violated any of the restrictions set forth in this Section 7.4, (ii) the Board of Directors of Bear State concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to Bear State’s shareholders under applicable Law, (iii)(A) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Bear State gives Arvest written notice of the identity of such Person and of Bear State’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (B) Bear State receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person by or on behalf of Bear State, which confidentiality agreement shall contain provisions not materially less restrictive than those contained in the Confidentiality Agreement, and (iv) contemporaneously with furnishing any such information to such Person, Bear State furnishes such information to Arvest (but only to the extent such information has not been previously furnished or made available to Arvest). Bear State and the Bank will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.4(a) by any officer or director of Bear State or the Bank or any investment banker, attorney or other advisor or representative of Bear State or the Bank shall be deemed to be a breach by Bear State of this Section 7.4(a).

(b)     In addition to the obligations of Bear State and the Bank set forth in Section 7.4(a), Bear State as promptly as practicable shall advise Arvest orally and in writing of any inquiry or request for information received by Bear State or the Bank which Bear State reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Bear State will keep Arvest informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c)     Nothing in this Agreement shall prevent the Board of Directors of Bear State from, prior to a favorable vote of the Bear State Shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Proxy Materials if (i) a Superior Proposal (as determined by the Board of Directors of Bear State in good faith) is made to Bear State and not withdrawn; (ii) neither Bear State nor any of its representatives shall have violated any of the restrictions set forth in Section 7.2 and Section 7.4; and (iii) the Board of Directors of Bear State concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Proposal, that the Board’s failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with its fiduciary obligations to Bear State’s shareholders under applicable Law; provided, however, that prior to any withholding, withdrawal, amendment or modification of the Bear State Board’s recommendation, Bear State shall have given Arvest at least five (5) Business Days’ notice thereof and the opportunity to meet with Bear State and its financial advisors and counsel to negotiate with Arvest in good faith (to the extent Arvest desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Board of Directors of Bear State) a Superior Proposal. Nothing contained in this Section 7.4(c) shall limit Bear State’s obligation to hold and convene the Bear State Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Bear State shall have been withheld, withdrawn, amended or modified). In addition to the foregoing, Bear State shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger or enter into any acquisition agreement with respect to any Acquisition Proposal other than the Merger prior to the Bear State Shareholders Meeting.

(d)     Nothing contained in this Section 7.4 shall prohibit Bear State or the Board of Directors of Bear State from complying with Bear State’s obligations required under Rule 14d-5 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934.

7.5         Indemnification; Insurance.

(a)     From and after the Closing Date through the sixth anniversary of the Effective Time, Arvest (the “Indemnifying Party”) agrees to indemnify and hold harmless each director, officer and employee of Bear State or the Bank (in each case when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date, only and to the fullest extent to which Bear State or the Bank is or was required by Law or their respective articles of incorporation or bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Law or the articles of incorporation or bylaws of Bear State and the Bank, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)     Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a Bank Regulator or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws.

(c)     Promptly following the execution and delivery of this Agreement, Bear State shall obtain and provide to Arvest such information as Arvest shall reasonably request regarding an extension of the reporting period under Bear State’s or the Bank’s existing directors’ and officers’ liability coverage for acts and omissions occurring prior to the Closing Date, including the cost associated with purchasing extended coverage for a six-year period under substantially the current terms of Bear State’s or the Bank’s existing directors’ and officers’ liability insurance. For a period of six (6) years after the Closing Date, Arvest shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Bear State or the Bank (provided, that Arvest may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Closing Date; provided, however, that Arvest shall not be obligated to expend, in the aggregate, an annual amount more than 150% of the current annual amount expended by Bear State and the Bank, determined collectively (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Arvest shall cause to be maintained policies of insurance which, in Arvest’s good faith determination, provide the maximum coverage available at an amount equal to the Premium Cap. In lieu of the foregoing, Bear State or the Bank, in consultation with, but only upon the consent of Arvest, may obtain at or prior to the Closing Date a six-year “tail” policy under Bear State’s or the Bank’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap.

(d)     The provisions of this Section 7.5 shall survive consummation of the Merger and are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.6         Press Releases. Arvest and Bear State shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall limit or prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by Law or by the rules or listing standards of any applicable securities exchange.

7.7         Current Information.

(a)     During the period from the date of this Agreement to the Closing, Bear State and the Bank shall, upon the request of Arvest, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Arvest regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by this Agreement. Concurrently with the filing thereof, Bear State will deliver to Arvest copies of the regular and periodic reports filed by Bear State and the Bank with their Bank Regulators. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement, Bear State will deliver to Arvest an unaudited condensed consolidated statement of financial condition and an unaudited condensed consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with GAAP (excluding footnotes and other presentation items).

(b)     Notwithstanding anything in this Agreement to the contrary (including Section 6.4(c) and this Section 7.7), neither Bear State nor the Bank shall be required to provide Arvest with any documents or access to any proceedings or meetings that disclose or involve the discussion of confidential information relating to negotiation of this Agreement or the transactions contemplated hereby or any other matter that Bear State’s or the Bank’s board of directors has been advised by counsel that such provision of documents or access to Arvest may violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of Bear State’s or the Bank’s attorney-client privilege.

7.8          Disclosure Supplements. From time to time prior to the Effective Time, Bear State and Arvest shall promptly supplement or amend any materials previously disclosed and delivered to the other party pursuant to this Agreement with respect to any matter arising after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in writing to such party or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate thereby; provided, no such supplement or amendment shall be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article VIII hereof have been satisfied.

7.9         Conforming Accounting Adjustments. Bear State shall, if requested in writing by Arvest, consistent with GAAP, applicable banking and securities Law, and the rules or listing standards of any applicable securities exchange, immediately before Closing, make such accounting entries as Arvest may reasonably request in order to conform the accounting records of Bear State to the accounting policies and practices of Arvest. No such adjustment by Bear State or the Bank shall of itself constitute or be deemed to be a breach, violation or failure by Bear State or the Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by Arvest or be an acknowledgment by Bear State of any adverse circumstances for purposes of determining whether the conditions to Arvest’s obligations under this Agreement have been satisfied.

7.10         Employee Plan Termination. Promptly following receipt of a written request from Arvest, Bear State and the Bank shall take all action necessary on the Business Day immediately preceding the Closing Date, (a) to terminate the 401(k) Plan sponsored by Bear State and/or the Bank causing each participant’s accounts thereunder to be fully vested; and (b) to terminate any other employee benefit plan as requested by Arvest.

7.11         Failure to Fulfill Conditions. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated hereby.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1         Conditions Precedent – All Parties. The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by all of the parties to this Agreement:

(a)     All corporate action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the required approval of this Agreement and the Merger by Bear State’s shareholders at the Bear State Shareholders Meeting, shall have been duly and validly taken by all of the parties hereto;

(b)     All necessary regulatory approvals, consents, authorizations and other approvals required for the transactions contemplated hereby, by the Bank Merger Agreement or by any other Transaction Document shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such approval shall impose any term, condition or restriction upon Arvest or any of its Subsidiaries that is a Burdensome Condition (unless waived by Arvest) and if a disposition of any bank branch office(s) (or business, assets, deposits or liabilities) of the Bank (or of Arvest in lieu thereof) is required by a Bank Regulator, subject to Arvest’s satisfaction of its obligations under Section 6.5 hereof, one or more agreements are in place for Arvest to sell such branch(es); and

(c)     None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, the Bank Merger Agreement or any other Transaction Document.

8.2         Conditions Precedent – Bear State and the Bank. The obligations of each of Bear State and the Bank to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Bear State and the Bank pursuant to Section 9.4:

(a)     Except for those representations that address matters only as of a particular date (which need only be true and correct as of such date), each of the representations and warranties of Arvest contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date except as would not have a Material Adverse Effect, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty and any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in such representation or warranty; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.6 shall be true and correct in all respects.

(b)     Each of Arvest and Acquisition shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c)     Arvest shall have delivered to Bear State a certificate, dated the date of the Closing and signed by the President or a Vice President of Arvest to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied; and

(d)     There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document.

8.3         Conditions Precedent – Arvest and Acquisition. The obligation of Arvest and Acquisition to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Arvest and Acquisition pursuant to Section 9.4 hereof:

(a)     Except for those representations that address matters only as of a particular date (which need only be true and correct as of such date), each of the representations and warranties of Bear State contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date; provided, however, that for purposes of this Section 8.3(a), no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact, circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to Bear State or the Bank, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty and any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in such representation or warranty. Notwithstanding the foregoing, the representations and warranties contained in Sections 4.1 (except to the extent de minimis), 4.2(a), 4.2(b), 4.4 and 4.14 shall be true and correct in all respects, and (ii) Sections 4.6, 4.9, 4.10, and 4.13 shall be true and correct in all material respects.

(b)     Each of Bear State and the Bank shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c)     Bear State shall have delivered to Arvest a certificate, dated the date of the Closing and signed by the Chairman or President of Bear State, and a certificate, dated the date of the Closing and signed by the Chairman or President of the Bank, in each case, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d)     The consent, approval or waiver of each Person (in addition to the regulatory approvals referred to in Section 8.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bear State or the Bank is a party or is otherwise bound, including those Bear State or the Bank consents and approvals from each of the Persons listed on Schedule 8.3 of the Bear State Disclosure Schedule, the lack of which would have or reasonably be expected to have a Material Adverse Effect, shall have been obtained;

(e)     There shall not have occurred between December 31, 2016 and the Closing Date, a Material Adverse Effect with respect to Bear State or Bank;

(f)     Each of those Persons set forth on Schedule 1.1 of the Arvest Disclosure Schedule shall have executed and delivered to Arvest a Restrictive Covenant Agreement;

(g)     There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(h)     Holders of not more than five percent (5%) of the outstanding shares of Bear State Common Stock, determined as of the date hereof, shall not have elected to exercise dissenters’ rights under Section 4-27-1301 et seq. of the ABCA;

(i)     As of the end of the calendar month immediately preceding the Closing Date, Bear State’s shareholders’ equity determined on a consolidated basis in accordance with GAAP shall not be less than that amount reflected on the balance sheet dated June 30, 2017, provided, however, for purposes of this Section 8.3(i), the calculation of shareholders’ equity shall exclude any out-of-pocket costs, expenses, accruals or payments arising solely from this Agreement or the transactions contemplated herein, including for the avoidance of doubt, but not limited to, (a) any severance or other compensation payable upon consummation of the transactions contemplated herein, (b) any compensation as set forth on Schedule 6.4(a)(v) of the Bear State Disclosure Schedule, (c) any amounts payable in connection with the accelerated vesting, exercise, settlement and/or termination of any Rights, Options and Warrants, (d) any amounts payable to third parties in connection with the termination of those agreements of Bear State or the Bank that Arvest desires to terminate, whether such termination occurs before or after the Closing Date, (e) any fees of DD&F Consulting, Inc., Raymond James & Associates, Inc., and legal counsel of Bear State or the Bank related to this Agreement or the transactions contemplated hereby or payable upon consummation of such transactions, and (f) any amounts payable in connection with any shareholder litigation arising out of this Agreement or the transactions contemplated hereby, including attorneys’ fees related thereto, to the extent not covered by insurance; and

(j)     Arvest shall have received all documents expressly required by the terms of this Agreement to be prepared and received from Bear State or the Bank or any of their respective Affiliates at or prior to Closing, including, without limitation, each of the Transaction Documents, all in form and substance reasonably satisfactory to Arvest.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

9.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual consent in writing of Arvest and Bear State;

(b)     by Arvest in writing if either Bear State or the Bank has, or by Bear State in writing if either Arvest or Acquisition has, (i) breached any covenant or undertaking contained herein, or (ii) breached any representation or warranty contained herein or such representation or warranty ceases to be true and correct, in each case, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches or failure of such representations to be true and correct, would constitute, if occurring or continuing on the Closing Date, the failure of one or more conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), as the case may be, provided, in each case, such breach or failure of such representation or warranty to be true and correct is incapable of cure or has not been cured within thirty (30) days following the giving of written notice of such breach or failure of such representation or warranty to be true and correct to the breaching party;

(c)     by Arvest or Bear State in writing, if any of the applications for prior approval referred to in Section 6.2 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 8.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Closing;

(d)     by Arvest or Bear State if the shareholders of Bear State fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Bear State Shareholders Meeting where such matters were presented to such shareholders for approval and voted upon;

(e)     by Arvest in the event that the Board of Directors of Bear State has (i) failed to make the Bear State Recommendation or otherwise effects a Change in the Bear State Recommendation, (ii) breached its obligations under Section 7.2 by failing to call, give notice of, establish a record date for, convene, and/or hold the Bear State Shareholders Meeting in accordance with Section 7.2, or (iii) breached its obligations under Section 7.4 in any respect adverse to Arvest;

(f)     by Arvest or Bear State in writing, if the Closing has not occurred by the close of business on the 270th day following the date of this Agreement; provided, that such date may be extended by 90 days by (i) either Arvest or Bear State by written notice to the other party if a reason the Closing shall not have occurred is because of failure to obtain a regulatory approval, or (ii) Arvest if a Bank Regulator requires Arvest to divest or dispose of any branch banking offices (or business, assets, deposits or liabilities) of the Bank (or of Arvest in lieu thereof), including those located in Washington County, Benton County or Boone County, Arkansas as part of the regulatory approval received from such Bank Regulator, in order to permit Arvest sufficient time to enter into one or more agreement(s) to sell such branch(es) on or before such date; provided, that this right to terminate shall not be available to any party whose failure to perform one or more obligations under this Agreement has been the direct and principal cause of, or directly and principally resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

9.2        Effect of Termination.

(a)        If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) this Section 9.2 and Article X in its entirety shall survive any such termination; (ii) such termination shall not affect the obligations of any of the parties under the Confidentiality Agreement; and (iii) such termination shall not relieve any party from liability for any grossly negligent or willful breach of any covenant, undertaking, representation or warranty under this Agreement or actual fraud by such party.

(b)        Bear State shall pay to Arvest a termination fee in the amount of $14,000,000 (the “Termination Fee”), if this Agreement is terminated:

(i)        by Arvest pursuant to Section 9.1(e);

(ii)        by Arvest pursuant to Section 9.1(b) or Section 9.1(f) or by either Arvest or Bear State pursuant to Section 9.1(d), in any such case only if:

(A)     after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Bear State or the Bank, the Board of Directors of Bear State or the Bank, directly to the shareholders of Bear State generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Bear State or the Bank; and

(B)     prior to the date that is twelve (12) months after the date of such termination, Bear State or the Bank enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided, that, solely for the purposes of this Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 15% shall be changed to 50%.

(c)        Any payment required by Section 9.2(b) shall be paid:

(i)     within two (2) Business Days after termination, if paid pursuant to Section 9.2(b)(i); and

(ii)     on the earlier of the date Bear State enters into the definitive agreement described in Section 9.2(b)(ii)(B) and the date Bear State consummates the transaction described in Section 9.2(b)(ii)(B), if paid pursuant to Section 9.2(b)(ii).

(d)     Bear State and the Bank acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, Arvest would not have entered into this Agreement, and that such amounts do not constitute a penalty. The parties agree that the Termination Fee shall be the sole and exclusive remedy of Arvest (including any remedy for specific performance) for any losses or damages incurred by Arvest arising from the termination of this Agreement pursuant to any section giving rise to Bear State’s obligation to pay such amount, as agreed-upon liquidated damages. If either Bear State or the Bank fails to promptly pay Arvest the amounts due under this Section 9.2 within the time period specified herein, Bear State and the Bank shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by Arvest in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest from the date due at the prime rate of interest, as adjusted from time to time, reported in the “Money Rates” section of The Wall Street Journal.

9.3     Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants and agreements that, by their terms, are to be performed, in whole or in part, after the Effective Time. Notwithstanding the foregoing, the covenants contained in Section 7.5 (Indemnification; Insurance) shall survive for the period of six years, the covenants contained in Section 6.3(b) (Confidentiality) and Article X shall survive indefinitely, and the covenants set forth in the Restrictive Covenant Agreements shall survive until the expiration of the applicable periods specified therein.

9.4     Waiver. Each party hereto by written instrument may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by Law, satisfaction of any of the conditions precedent to its obligations contained herein, or (c) the performance by the other party of any of its obligations set forth herein.

9.5     Amendment or Supplement. This Agreement may be amended or supplemented at any time prior to the Effective Time by a mutual agreement in writing executed by all of the parties hereto with respect to any of the terms contained herein; provided, however, that the aggregate Merger Consideration to be received by the shareholders of Bear State pursuant to this Agreement shall not be decreased, or the income tax treatment negatively altered, by any such amendment subsequent to the occurrence of the Bear State Shareholders’ approval without the further approval by such Bear State Shareholders.

ARTICLE X
MISCELLANEOUS

10.1     Expenses. Arvest shall bear and pay all costs and expenses incurred by Arvest and Acquisition in connection with the transactions contemplated by this Agreement. Bear State shall bear and pay all costs and expenses incurred by Bear State or the Bank in connection with the transactions contemplated by this Agreement, including, in each case, fees and expenses of financial consultants, accountants and counsel.

10.2     Entire Agreement. This Agreement (including the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

10.3     Assignment; Successors; Third-Party Beneficiaries. None of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. It is the express intent of the parties hereto that the Indemnified Parties be third-party beneficiaries of Section 7.5 hereof, and the obligations of Arvest thereunder may be enforced by each of them. Except as expressly provided in the foregoing sentence, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

10.4     Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other party would be irreparably harmed and that there would be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. Accordingly, it is agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Exhibits hereto) or applicable Law.

10.5     Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, including, without limitation, any administrative costs of an arbitration in addition to any other relief to which it may be entitled.

10.6     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, or sent by facsimile or other electronic transmission, with confirmed receipt, addressed as follows:

If to Arvest or Acquisition:

Arvest Bank

c/o Arvest Bank Group, Inc.

110 NW 2nd Street, Suite 300

Bentonville, Arkansas 72712

Fax:      (479) 273-7477

Attn:    Richard D. Chapman

With required copies to:

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102

Fax:      (405) 228-7447

Attn:    C. Bruce Crum

and

Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd.

One Riverfront Place, Suite 800

P.O. Box 5551

North Little Rock, AR 72119

Fax:     (501) 372-2029

Attn:   Ken F. Calhoon

If to Bear State or the Bank:

Bear State Financial, Inc.

900 South Shackleford Road, Suite 401

Little Rock, Arkansas 72211

Fax: 501-907-5351

Email:    Richard.massey@westrockcap.com

Attn:     Richard N. Massey

With a required copy to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

Fax:      501-975-3001

Email:    david.mcdaniel@kutakrock.com

Attn:     David McDaniel

10.7     Severability. In the event any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of any such provision in any other jurisdiction.

10.8     Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

10.9     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Arvest may elect at any time prior to the Effective Time, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Bear State and the Bank set forth herein, including but not limited to the substitution of ABGI or its subsidiary for Arvest as the party effecting the transaction hereunder, provided that, (a) the consideration to be paid to the holders of Bear State Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and such modification does not negatively alter the income taxation of any amounts to be received by the holders of Bear State Common Stock, and (b) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to Arvest’s obligations set forth in Sections 8.1 and 8.3 hereof.

10.10     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arkansas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

10.11     Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE WESTERN DISTRICT OF ARKANSAS OR THE COURTS OF THE STATE OF ARKANSAS LOCATED IN THE CITY OF BENTONVILLE AND COUNTY OF BENTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ARVEST BANK

By:	/s/ J. Robert Kelly
	Name:	J. Robert Kelly
	Title:	Executive Vice President

ARVEST ACQUISITION SUB, INC.

By:	/s/ J. Robert Kelly
	Name:	J. Robert Kelly
	Title:	President

BEAR STATE FINANCIAL, INC.

By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Chairman

BEAR STATE BANK

By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT A

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (the “Merger Agreement”) is made and entered into as of the ____ day of ______________, 2017, by and between Arvest Bank, Fayettville, Arkansas, an Arkansas banking corporation (“Arvest”), and Bear State Bank, an Arkansas banking corporation (the “Bank”).

W I T N E S S E T H:

WHEREAS, Arvest is a banking corporation duly organized and existing under the laws of the State of Arkansas, having an authorized capital stock consisting of [_____] shares of common stock, par value $[_____] per share, [_____] of which shares are currently issued and outstanding; and

WHEREAS, the Bank is a banking corporation duly organized and existing under the laws of the State of Arkansas, having an authorized capital stock consisting of One Million (1,000,000) shares of common stock, par value $0.01 per share (the “Bank Common Stock”), 1,000 of which shares of Bank Common Stock are issued and outstanding and owned, beneficially and of record, by Bear State Financial, Inc., an Arkansas corporation (“Bear State”); and

WHEREAS, Bear State and the Bank have entered into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Arvest, and Arvest’s wholly-owned subsidiary, Arvest Acquisition Sub, Inc. (“Acquisition”), providing for the acquisition by merger (the “Merger”) of all of the outstanding shares of common stock of Bear State; and

WHEREAS, the Acquisition Agreement provides that immediately following the Bank Merger Effective Time and subject to the prior liquidation of Bear State (the “Liquidation”), as described in the Acquisition Agreement, the Bank will be merged with and into Arvest pursuant to the terms of this Merger Agreement and in accordance with the laws of the State of Arkansas.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

1.           The Merger and Related Matters.

1.1     The Merger. At the Bank Merger Effective Time, as defined in Section 1.2 hereof, the Bank shall be merged with and into Arvest (the “Bank Merger”), and Arvest shall be (and is hereinafter sometimes referred to as) the “Resulting Bank,” which shall have the name “Arvest Bank.”

1.2     Effective Time. The Bank Merger shall become effective at such time as the parties hereto shall determine, subject to the obtaining of all required shareholder and regulatory approvals and the expiration of any waiting periods (the “Bank Merger Effective Time”); provided, in no event shall the Bank Merger become effective until after the effectiveness of the Merger and the Liquidation.

Exhibit A to the Agreement and Plan of Reorganization

1.3     Effect of Bank Merger. At the Bank Merger Effective Time, all rights, franchises and interests of Arvest and the Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, upon the Bank Merger and without any order or any other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Arvest and the Bank, respectively, immediately prior to the Bank Merger. The Resulting Bank shall be liable for all liabilities of Arvest and the Bank; all debts, liabilities, obligations and contracts of Arvest and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Arvest or the Bank, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of either Arvest or the Bank shall be preserved unimpaired.

1.4     Additional Actions. If, at any time after the Bank Merger Effective Time, Arvest shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm of record or otherwise in Arvest its right, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by Arvest as a result of, or in connection with, the Bank Merger, or (b) to otherwise carry out the purposes of this Merger Agreement, the Bank and its officers and directors shall be deemed to have granted to Arvest an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Arvest and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of Arvest are fully authorized in the name of the Bank or otherwise to take any and all such actions.

2.         Cancellation of Shares. All of the Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall by virtue of the Bank Merger, and without any further action on the part of the holders thereof, cease to be outstanding, and shall be automatically cancelled and shall cease to exist, and no consideration shall be paid or delivered with respect thereto.

3.          Articles of Incorporation; Bylaws.

3.1     Articles of Incorporation. The Articles of Incorporation of Arvest, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Incorporation of the Resulting Bank, unless and until amended as provided by law and such Articles of Incorporation.

Exhibit A to the Agreement and Plan of Reorganization

3.2     Bylaws. The Bylaws of Arvest, as in effect immediately prior to the Bank Merger Effective Time, shall continue to be the Bylaws of the Resulting Bank until altered, amended or repealed as provided by law, or the Articles of Incorporation of the Resulting Bank and said Bylaws.

4.         Directors and Officers.

4.1     Directors. The names of the directors of the Resulting Bank are set forth on Appendix I hereto.

4.2     Officers. The names of each of the officers of the Resulting Bank are set forth on Appendix II hereto.

4.3     Tenure of Directors and Officers. The directors and the officers of the Resulting Bank shall hold office until the next annual meetings of shareholders and directors, respectively, subject to the provisions of the laws of the State of Arkansas and subject to the Articles of Incorporation and Bylaws of the Resulting Bank.

5.         Offices of Resulting Bank. At the Bank Merger Effective Time, the main banking office of the Resulting Bank will be located at [_____]. Full-service branch offices of the Resulting Bank will be located at the addresses specified in Appendix III hereto.

6.         Capitalization of Resulting Bank.

6.1     Capital Stock. At the Bank Merger Effective Time, the authorized capital stock of the Resulting Bank shall consist of [_____] shares of common stock, par value $[_____] per share, [_____] shares of which will be issued and outstanding.

6.2     Surplus and Undivided Profits. The amount of capital stock of the Resulting Bank shall be the amount of capital stock of Arvest immediately prior to the Bank Merger Effective Time. At the Bank Merger Effective Time, the Resulting Bank shall have a surplus and undivided profits equal to the combined surplus and undivided profits of Arvest and the Bank immediately prior to the Bank Merger Effective Time, adjusted for all applicable accounting adjustments incident to the Bank Merger.

7.         Representations and Warranties of Arvest.

7.1     Corporate Organization. Arvest is duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Arvest is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by Arvest.

7.2     Capitalization. The authorized capital stock of Arvest consists of [_____] shares of common stock, par value $[_____] per share, [_____] shares of which are issued and outstanding. All shares of Arvest common stock have been duly and validly authorized and issued, are fully paid and, except as provided by Ark. Code Ann. § 23-48-312, are non-assessable. There are no outstanding options, warrants or rights to subscribe for or purchase from Arvest any of its capital stock or any securities convertible into or exchangeable for any of Arvest’s capital stock, and no authorization therefore has been given.

Exhibit A to the Agreement and Plan of Reorganization

7.3     Authorization of Merger Agreement. Arvest has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Arvest and by its sole shareholder, and no other corporate act or proceeding on the part of Arvest is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

8.          Representations and Warranties of Bank.

8.1     Corporate Organization. The Bank is duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by it.

8.2     Capitalization. The authorized capital stock of the Bank consists of One Million (1,000,000) shares of common stock, par value $0.01 per share, 1,000 shares of which are issued and outstanding. All shares of Bank Common Stock have been duly and validly authorized and issued, are fully paid and, except as provided by Ark. Code Ann. § 23-48-312, are non-assessable. There are no outstanding options, warrants or rights to subscribe for or purchase from the Bank any of its capital stock or any securities convertible into or exchangeable for any of the Bank’s capital stock, and no authorization therefore has been given.

8.3     Authorization of Merger Agreement. The Bank has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Bank and by its sole shareholder, and no other corporate act or proceeding on the part of the Bank is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

9.         Conditions Precedent. The respective obligations of each party to effect the Bank Merger shall be expressly conditioned upon and subject to (i) the closing of the Merger and effectiveness of the Liquidation as contemplated by the Acquisition Agreement, (ii) the receipt of all necessary regulatory approvals required for the transactions contemplated hereby and by the Acquisition Agreement, and (iii) the expiration of any statutory waiting periods with respect to the Bank Merger and, if applicable, the Merger.

Exhibit A to the Agreement and Plan of Reorganization

10.        Termination. At any time prior to the Bank Merger Effective Time, whether before or after approval of the Bank Merger by the sole shareholders of Arvest and the Bank, this Agreement (a) may be terminated by mutual agreement of Arvest and the Bank, and (b) shall be terminated forthwith in the event that the Acquisition Agreement shall be terminated as provided therein. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void, and there shall be no liability on the part of Arvest or the Bank, except as otherwise provided in the Acquisition Agreement.

11.         Waiver and Abandonment; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholders of Arvest or the Bank, by the party which is entitled to the benefits thereof; and this Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholders of Arvest or the Bank, by the parties hereto.

12.         Notices. Any notice or communication required or permitted to be made in accordance with Section 10.6 of the Acquisition Agreement.

13.         Binding Effect. This Merger Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

14.        Further Assurances. Each of the parties hereto agrees to execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by another party as is necessary or desirable to consummate the transactions contemplated by this Merger Agreement.

15.        Construction. This Merger Agreement shall be construed and interpreted in accordance with the laws of the State of Arkansas applicable to contracts made and performed entirely therein except to the extent federal law may be applicable.

16.        Counterparts; Electronic Transmission. This Merger Agreement may be executed in any number of counterparts, which, taken together, shall constitute one and the same instrument. A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

17.        Entire Agreement. This Merger Agreement and the Acquisition Agreement, together with the exhibits thereto, set forth the entire understanding of the parties hereto and supersede all prior agreements and understandings, whether oral or written.

IN WITNESS WHEREOF, Arvest and the Bank have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

ARVEST BANK		BEAR STATE BANK

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit A to the Agreement and Plan of Reorganization

EXHIBIT B

ARTICLES OF MERGER

MERGING ARVEST ACQUISITION SUB, INC.

INTO BEAR STATE FINANCIAL, INC.

The undersigned President of Bear State Financial, Inc., an Arkansas corporation, and the President of Arvest Acquisition Sub, Inc., an Arkansas corporation, do hereby state on oath that the following information relating to the merger of Arvest Acquisition Sub, Inc. with and into Bear State Financial, Inc., an Arkansas corporation, is true, correct and complete to the best of our knowledge and belief:

1.     The name and form of organization of each constituent organization and the jurisdiction of its governing statute are as follows:

Surviving Organization

Bear State Financial, Inc.	Arkansas Corporation

Merging Organization

Arvest Acquisition Sub, Inc.	Arkansas Corporation

2.     The surviving organization is Bear State Financial, Inc. and the jurisdiction of its governing statute is Arkansas.

3.     The Plan of Merger (“Plan of Merger”), attached hereto and incorporated herein as Exhibit A, has been unanimously approved by the Board of Directors of Arvest Acquisition Sub, Inc., which approval is sufficient under applicable provisions of Arkansas law.

4.     The Plan of Merger has been approved by the Board of Directors and shareholders of Bear State Financial, Inc. as required under applicable provisions of Arkansas law.

5.     On the date of the approval of the Plan of Merger, Bear State Financial, Inc. had capital stock outstanding and entitled to vote as follows:

Class	Number of Shares
Common	[_____]

6.     The Plan of Merger was approved by the shareholders of Bear State Financial, Inc. by the following vote:

Class	For	Against	Abstain	Broker Non-Vote
Common

7.     The merger shall be effective upon the filing of these Articles of Merger.

Exhibit B to the Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger effective as of the ___ day of _____________, 2017.

BEAR STATE FINANCIAL, INC.

By:
Name:
Title:

ARVEST ACQUISITION SUB, INC.

By:
Name:
Title:

Exhibit B to the Agreement and Plan of Reorganization

Exhibit A

PLAN OF MERGER

FOR THE MERGER OF ARVEST ACQUISITION SUB, INC.

WITH AND INTO BEAR STATE FINANCIAL, INC.

THIS PLAN OF MERGER is made and entered into by and between Bear State Financial, Inc., an Arkansas corporation (the “Surviving Corporation”), and Arvest Acquisition Sub, Inc., an Arkansas corporation (the “Merged Corporation”) (collectively, the “Merging Corporations”).

1.            Parties.      Arvest Acquisition Sub, Inc. will merge with and into Bear State Financial, Inc., as the Surviving Corporation.

2.            Terms and Conditions of Merger.

2.1.     The merger shall be effective upon the filing of Articles of Merger with the Arkansas Secretary of State (referred to as the “Effective Time”).

2.2.     At the Effective Time, the separate existence of the Merged Corporation shall cease, and the merger shall be effected as provided in Arkansas Code Annotated § 4-27-1110, as amended.

2.3.     The rights, duties and obligations of the shareholders of the Merged Corporation shall be governed by the terms and conditions of a certain Agreement and Plan of Reorganization entered into by and between the Merging Corporations, dated ________, 2017 (the “Agreement”).

3.          Manner and Basis of Converting Shares.

3.1.     All shares of Bear State Financial, Inc. common stock issued and outstanding immediately prior to the Effective Time shall be converted into cash pursuant to the Agreement, and its shareholders shall be paid as provided in the Agreement.

3.2.     All shares of Arvest Acquisition Sub, Inc. shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shares shall constitute all of the outstanding common stock of the Surviving Corporation.

Exhibit B to the Agreement and Plan of Reorganization

This Plan of Merger is entered into effective as of _____________, 2017.

BEAR STATE FINANCIAL, INC.

By:
Name:
Title:

ARVEST ACQUISITION SUB, INC.

By:
Name:
Title:

Exhibit B to the Agreement and Plan of Reorganization

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”), is made and entered into as of this ____ day of ___________, 2017 by and between Arvest Bank, an Arkansas banking corporation (“Arvest”), and the undersigned (the “Key Individual”) with reference to the following:

WHEREAS, the Key Individual owns shares of common stock (the “Common Stock”) of Bear State Financial, Inc., an Arkansas corporation (“Bear State”); and

WHEREAS, the Key Individual may also have served or is currently serving as an officer, director or employee of Bear State or its wholly-owned subsidiary, Bear State Bank, an Arkansas banking corporation (the “Bank”);

WHEREAS, Arvest has entered into an Agreement and Plan of Reorganization, dated as of [_____], 2017 (the “Acquisition Agreement”), by and among Arvest, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), Bear State and the Bank, pursuant to which Acquisition would merge with and into Bear State (the “Merger”), and the Key Individual and the other shareholders of Bear State will be entitled to receive the Merger Consideration in exchange for their shares of Bear State Common Stock upon the terms and conditions set forth in the Acquisition Agreement together with other consideration and contingent consideration payable to Key Individual in connection with the Merger; and

WHEREAS, as a condition and inducement to Arvest’s willingness to enter into the Acquisition Agreement and consummate the Merger, the Key Individual has agreed to enter into this Agreement in order to protect the Confidential Information (as defined below) of Arvest and its affiliates and preserve the business of Bear State and the Bank for Arvest and its affiliates following the Merger.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arvest and the Key Individual agree as follows:

1.     Nondisclosure of Confidential Information. The Key Individual acknowledges that he or she has been and may continue to be privy to trade secrets and confidential proprietary information critical to Arvest, Bear State and/or the Bank, including, without limitation, information developed or used by Bear State and the Bank, relating to the business, operations, employees, customers and suppliers of Bear State, the Bank and their respective affiliates. All such information is hereinafter referred to as “Confidential Information.” The Key Individual recognizes that all such Confidential Information is the property of either Arvest, Bear State or the Bank, as applicable. From and after the date hereof through the fifth anniversary of the later of the date hereof or the date on which the Key Individual is no longer employed by Arvest or an Affiliate of Arvest, the Key Individual shall not, directly or indirectly, without the prior written consent of Arvest, disclose any Confidential Information which has come to the knowledge of the Key Individual prior or subsequent to the date hereof to any Person other than Arvest or its designees, whether or not such Person is a competitor of Arvest or its affiliates. Notwithstanding any provision in this Agreement to the contrary, the Key Individual shall be authorized to disclose Confidential Information (a) as may be required by law or legal process or in any criminal proceed against him, (b) with the prior written consent of Arvest, (c) as may be reasonably necessary in the performance of his duties as an employee of Arvest or an Affiliate of Arvest, or (d) that becomes publicly available other than by Key Individual in violation of this Agreement.

Exhibit C to the Agreement and Plan of Reorganization

2.     Non-Competition. From and after the date of this Agreement and ending on the [first/second] anniversary of the date hereof (the “Non-Competition Period”), the Key Individual (either personally or by or through his agent) shall not, directly or indirectly, with or without compensation, engage in, be employed by or have any interest in (whether as a shareholder, director, officer, employee, subcontractor, partner, consultant, proprietor, agent or otherwise) any federally insured depository institution or an affiliate of such insured institution, having an office located, or any employees principally doing business, in Garland, Boone, Pulaski, Baxter, or Craighead Counties in Arkansas; or Greene County in Missouri (a “Prohibited Business”); provided, that the foregoing shall not (a) prevent or otherwise restrict the Key Individual from owning, directly or indirectly, 5% or less of the outstanding securities of any Prohibited Business, (b) require the Key Individual to divest his ownership in any Prohibited Business to the extent that such ownership exists as of the date of this Agreement and is disclosed in writing to Arvest prior to the date hereof. The Key Individual acknowledges that following the Merger, he shall not use or participate in the forming or renaming of a financial institution using the name Bear State or a variation thereof.

3.     Non-Solicitation. From and after the date of this Agreement and ending on the third anniversary of the date hereof (the “Non-Solicitation Period”), the Key Individual shall not, directly or indirectly, whether for himself or on behalf of any other person, hire, solicit or seek to hire any employee of Arvest or any affiliate of Arvest, or any individual who was an employee of Bear State and/or the Bank during the six-month period prior to the date hereof unless involuntarily terminated by Arvest, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with Arvest or any of its affiliates or to become employed in any business or activities likely to be competitive with the business of Arvest or any of its affiliates. Additionally, during the Non-Solicitation Period, the Key Individual shall not, for himself or on behalf of any person, directly or indirectly solicit, divert or attempt to solicit or divert any customer of Arvest or any affiliate of Arvest (who was or became a customer of Arvest or such affiliate on the date hereof) for the purpose of causing such customer to reduce or refrain from doing any business with Arvest or its affiliates, for so long as the customer remains a customer of Arvest or such affiliate. The Key Individual further agrees that, during the Non-Solicitation Period, he will not, directly or indirectly, request or advise any customers of Arvest or any of its affiliates to withdraw, curtail or cancel their business with Arvest or such affiliate. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the customers or employees of Arvest or its affiliates. For purposes hereof, the term “affiliate” of Arvest shall include, without limitation, Bear State, the Bank and any direct or indirect subsidiary of Arvest.

Exhibit C to the Agreement and Plan of Reorganization

4.     Remedies. The Key Individual acknowledges and understands that Sections 1, 2 and 3 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause Arvest irreparable harm. In the event of a breach or threatened breach by the Key Individual of the provisions of this Agreement, Arvest shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting Arvest from pursuing, or limiting Arvest’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Key Individual.

5.     Key Individual’s Representations. The Key Individual hereby represents and warrants to Arvest that the execution, delivery and performance of this Agreement by the Key Individual does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Key Individual is a party or any judgment, order or decree to which the Key Individual is subject.

6.     Successors Bound; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, employees, agents, successors and permitted assigns. This Agreement may not be assigned without the written consent of each of the parties hereto; provided, Arvest shall not be required to obtain the Key Individual’s consent in the event of an assignment of this Agreement to a successor to the business of Arvest, including any successor by operation of law as a result of a merger or similar corporate transaction in which Arvest is a party or in connection with the transfer of all or substantially all of the assets or capital stock of Arvest.

7.     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.     Counterparts; Facsimile. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other electronic means to the other party. Any party who delivers a signature page via facsimile or other electronic means agrees to deliver an original counterpart to the other party within a reasonable period of time following facsimile/electronic delivery of the signature page.

Exhibit C to the Agreement and Plan of Reorganization

9.     Amendment and Waiver. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.   Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to the Key Individual, to the Key Individual’s most recent address as reflected on the books and records of Bear State.

If to Arvest, to:

Arvest Bank

Attn:

Fax:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

11.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

12.     Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given in the Acquisition Agreement.

13.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

*     *     *     *

Exhibit C to the Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARVEST BANK

By:
Name:
Title:

Name:

[SIGNATURE PAGE TO RESTRICTIVE COVENANT AGREEMENT]

Exhibit C to the Agreement and Plan of Reorganization

EXHIBIT D

SHAREHOLDER VOTING AGREEMENT

_______________, 2017

Arvest Bank

____________________

____________________

Gentlemen:

The undersigned shareholder of Bear State Financial, Inc., an Arkansas corporation (“Bear State”), understands that Arvest Bank, an Arkansas banking corporation (“Arvest”), together with its wholly-owned subsidiary, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), is concurrently herewith entering into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Bear State and its wholly-owned subsidiary, Bear State Bank, an Arkansas banking corporation (the “Bank”). Subject to the terms and conditions of the Acquisition Agreement, Acquisition will merge with and into Bear State (the “Merger”), and the issued and outstanding shares of common stock of Bear State (the “Bear State Common Stock”) will be converted into the right to receive the Per Share Merger Consideration as described in the Acquisition Agreement.

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Acquisition Agreement. The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Agreement”) shall terminate upon the earlier of (a) consummation of the Merger, or (b) the termination of the Acquisition Agreement unless the Acquisition Agreement is terminated by Arvest in accordance with Section 9.1(b) of the Acquisition Agreement.

1.     In order to induce Arvest and Acquisition to enter into the Acquisition Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of Bear State’s shareholders contemplated by Section 7.2 of the Acquisition Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Acquisition Agreement and the Merger all of the shares of Bear State Common Stock beneficially owned or controlled by the undersigned individually (including any shares of Bear State Common Stock owned by entities controlled by the undersigned) and, to the extent of the undersigned’s proportionate voting interests, shares of Bear State Common Stock jointly owned with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Bear State Common Stock over which the undersigned may hereafter acquire beneficial ownership or control (collectively, the “Shares”). The undersigned further agrees that he, she, or it will use commercially reasonable efforts to cause any other shares of Bear State Common Stock over which he, she, or it has or shares voting power to be voted in favor of the Acquisition Agreement and the Merger.

Exhibit D to the Agreement and Plan of Reorganization

2.     The undersigned represents and warrants that he, she, or it has or shares the beneficial ownership or voting control of the number of shares of Bear State Common Stock set forth opposite his, her, or its name on Schedule A hereto (which schedule includes shares of Bear State Common Stock held by entities controlled by the undersigned). The undersigned further represents, warrants and agrees that until the earlier of (a) the consummation of the transactions contemplated by the Acquisition Agreement, or (b) the termination of this Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

(a)     vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Bear State that would have the effect of any Person, other than Arvest or an affiliate of Arvest, acquiring Control (as defined below) over Bear State or any substantial portion of the assets of Bear State; (ii) any acquisition or purchase from Bear State or the Bank by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of Bear State or the Bank or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of Bear State or the Bank, or any merger, consolidation, business combination or similar transaction involving Bear State or the Bank pursuant to which the shareholders of Bear State or the Bank immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Bear State or the Bank; or (iv) any liquidation or dissolution of Bear State or the Bank; or

(b)     sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of Bear State Common Stock are owned of record or beneficially by the undersigned on the date hereof (including shares held by entities controlled by the undersigned) or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship, with the prior written consent of Arvest (which consent will not be unreasonably withheld), provided that such transferee agrees to be bound by the terms hereof; or (iv) as Arvest may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

Exhibit D to the Agreement and Plan of Reorganization

3.     The undersigned represents that (a) he, she, or it has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement and that this Agreement does not conflict with the terms of any other agreement, understanding or document to which he, she, or it is a party; (b) this Agreement constitutes a valid and binding agreement with respect to the undersigned, enforceable against the undersigned in accordance with its terms; and (c) he, she, or it has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Agreement.

4.     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Arvest shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which Arvest is entitled at law or in equity.

6.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

7.     This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable. If any provision hereof is deemed unenforceable by a court of law the enforceability of the other provisions of this Agreement shall not be affected.

8.     It is a condition to the effectiveness of this Agreement that the Acquisition Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

_________________________________
Name

Exhibit D to the Agreement and Plan of Reorganization

Accepted and Agreed:

ARVEST BANK

By:

Name:

Title:

Exhibit D to the Agreement and Plan of Reorganization

Schedule A – Shares Held by Shareholder

Name of Shareholder	Number of Shares Held Individually or in Controlled Entities	Percentage of Bear State

Totals:		%

Exhibit D to the Agreement and Plan of Reorganization

EXHIBIT E

AGREEMENT TO RESTRICT USE OF NAME

THIS AGREEMENT TO RESTRICT USE OF NAME (“Agreement”), is made and entered into as of this ____ day of ___________, 2017, by and between Arvest Bank, an Arkansas banking corporation (“Arvest”), and the undersigned Richard N. Massey and Bear State Financial Holdings LLC (each a “Shareholder” and collectively, “Shareholders”) with reference to the following:

WHEREAS, the Shareholders own substantial shares of common stock (the “Common Stock”) of Bear State Financial, Inc., an Arkansas corporation (“Bear State”) which owns all shares of Common Stock of its wholly-owned subsidiary, Bear State Bank, an Arkansas Banking corporation (the “Bank”); and

WHEREAS, Arvest has entered into an Agreement and Plan of Reorganization, dated as of [_____], 2017 (the “Acquisition Agreement”), by and among Arvest, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), Bear State and the Bank, pursuant to which Acquisition would merge with and into Bear State (the “Merger”), and the Shareholders will be entitled to receive the Merger Consideration in exchange for their shares of Bear State Common Stock upon the terms and conditions set forth in the Acquisition Agreement; and

WHEREAS, as a condition and inducement to Arvest’s willingness to enter into the Acquisition Agreement and consummate the Merger, the Shareholders have agreed to enter into this Agreement in order to protect Arvest and its affiliates from the use of the Bear State name following the Merger.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arvest and the Shareholders agree as follows:

1.

Change of Name. Shareholders agree that on or before the Closing Date as defined in the Acquisition Agreement, or immediately thereafter, such action shall have been or will be taken to change the name of any entity directly or indirectly related to Bear State or the Bank including but not limited to Bear State Financial Holdings LLC and Bear State Foundation to a name that does not utilize the words “Bear State,” “Bear,” or any variation thereof, or shall cause such entities to be liquidated and dissolved on or before “the Closing Date.”

2.

Non-Use of Bear State Name or Variations. From and after the date of this Agreement and ending on the fifth anniversary of the date hereof, each shareholder shall not directly or indirectly use or participate in the forming or renaming of any bank or financial institution using the name “Bear State,” “Bear,” or a variation thereof.

Exhibit E to the Agreement and Plan of Reorganization

3.

Remedies. Each Shareholder acknowledges and understands that Sections 1 and 2 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause Arvest irreparable harm. In the event of a breach or threatened breach by either Shareholder of the provisions of this Agreement, Arvest shall be entitled to an injunction restraining him or it from such breach. Nothing contained in this Agreement shall be construed as prohibiting Arvest from pursuing, or limiting Arvest’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Shareholders.

4.

Shareholders’ Representations. Each Shareholder hereby represents and warrants to Arvest that the execution, delivery and performance of this Agreement by the Shareholders does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which either Shareholder is a party or any judgment, order or decree to which the Shareholder is subject.

5.

Successors Bound; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective members, officers, employees, agents, successors and permitted assigns. This Agreement may not be assigned without the written consent of each of the parties hereto; provided, Arvest shall not be required to obtain Shareholders’ consent in the event of an assignment of this Agreement to a successor to the business of Arvest, including any successor by operation of law as a result of a merger or similar corporate transaction in which Arvest is a party or in connection with the transfer of all or substantially all of the assets or capital stock of Arvest.

6.

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.

Counterparts; Facsimile. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other electronic means to the other party. Any party who delivers a signature page via facsimile or other electronic means agrees to deliver an original counterpart to the other party within a reasonable period of time following facsimile/electronic delivery of the signature page.

Exhibit E to the Agreement and Plan of Reorganization

8.

Amendment and Waiver. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.

Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to a Shareholder or to the Shareholders, to:

c/o Richard N. Massey

Bear State Financial, Inc.

900 South Shackleford Road, Suite 401

Little Rock, Arkansas 72211

Fax: 501-907-5351

Email:     Richard.massey@westrockcap.com

If to Arvest, to:

Arvest Bank

c/o Arvest Bank Group, Inc.

110 NW 2nd Street, Suite 300

Bentonville, Arkansas 72712

Fax:      (479) 273-7477

Attn:     Richard D. Chapman

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

11.	Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given in the Acquisition Agreement.

12.

Entire Agreement. This Agreement is in replacement of the related covenant of Richard N. Massey contained in the Restrictive Covenant Agreement effective as of the Closing Date (as defined in the Acquisition Agreement) and constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

*     *     *     *

Exhibit E to the Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the duly authorized parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS:

Richard N. Massey
Individually

BEAR STATE FINANCIAL HOLDINGS LLC

By:
Richard N. Massey

ARVEST:

ARVEST BANK

By:
Name:
Title:

Exhibit E to the Agreement and Plan of Reorganization

E-4